Exhibit 10.55

TERM LOAN AGREEMENT

(JPY 47,500,000,000)

Borrowers:	QAON G.K.
Equinix Japan K.K.
Equinix (Japan) Enterprises K.K.
EJAE2 G.K.

Arranger:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Lender:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.

September 30, 2015

Schedule 1	(List of Parties)

Schedule 2	(List of Hybrid Loan Agreements)

Exhibit A	(Form of Hybrid Loan Agreement)

Exhibit B	(Letter of Guarantee)

Exhibit C	(Loan Application)

Exhibit D	(Confirmation Letter)

Exhibit E	(Certificate on Conditions Precedent for Drawdown)

Exhibit F	(Receipt)

Exhibit G	(Report on the Situation of Compliance with the Negative Pledge Provisions and the Provisions for Collection from a Third Party)

Exhibit H	(Report on the Situation of Compliance with the Negative Pledge Provisions)

TERM LOAN AGREEMENT

QAON G.K., Equinix Japan K.K., Equinix (Japan) Enterprises K.K. and EJAE2 G.K. (hereinafter respectively referred to as a “Borrower” and collectively as “All Borrowers”), The Bank of Tokyo-Mitsubishi UFJ, Ltd., in its capacity as arranger (hereinafter referred to as the “Arranger”), and The Bank of Tokyo-Mitsubishi UFJ, Ltd. (hereinafter referred to as the “Lender”), hereby agree, as follows, as of September 30, 2015 (hereinafter referred to as this “Agreement”).

1.	DEFINITIONS

In this Agreement, each of the following terms shall have the meanings set forth below, unless it is apparent that such terms mean otherwise in the context hereof.

1.	“Acquisition” means the Tender Offer and the Squeeze Out Procedures, collectively.

2.	“Antisocial Acts” means:

(i)	violent demand;

(ii)	unfair demand exceeding legal liabilities;

(iii)	menacing or violent acts with respect to transactions;

(iv)	acts to impair the credit of the Lender by spreading rumors or using deceptive scheme or force, or obstruct the business of the Lender; or

(v)	other acts similar to those specified in Sub-items (i) through (iv) above.

3.	“Antisocial Force Related Party” means:

(i)	being a Boryokudan (meaning an organization which is likely to encourage its members (including the members of its member organization) to commit violent illegal activities, etc. as a group or on a regular basis; the same shall apply hereinafter in this Item 3);

(ii)	being a Boryokudan Member (meaning a member of Boryokudan; the same shall apply hereinafter in this Item 3);

(iii)	having ceased to be a Boryokudan Member within five (5) years;

(vi)	being a Boryokudan Associate Member (meaning a person having a relationship with a Boryokudan, other than the Boryokudan Member, who is likely to commit violent illegal activities, etc. backed by the force of Boryokudan, or who cooperates with or engages in the maintenance or operation of a Boryokudan by supplying the Boryokudan or Boryokudan Members with funds, weapons, etc.; the same shall apply hereinafter in this Item 3);

(v)

being a Boryokudan-related company (meaning a company with respect to which a Boryokudan Member is substantially involved in the management, a company managed by a Boryokudan Associate Member or former

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

Boryokudan Member which actively cooperates with or engages in the maintenance or operation of a Boryokudan by supplying funds, etc., or a company which cooperates with the maintenance or operation of a Boryokudan by actively utilizing it in operating business);

(vi)	being a sokaiya, etc. (meaning a sokaiya (a professional troublemaker at stockholders’ meetings), kaisha goro (a corporate racketeer) or other person who is likely to commit violent illegal activities, etc. to obtain unfair profits from the corporations, etc. and thereby threaten safe civic life);

(vii)	being a shakai undo to hyobo goro (meaning a person who is likely to commit violent illegal activities, etc. to obtain unfair profit by pretending or advocating social or political movement and thereby threaten safe civic life);

(viii)	being a tokushu chino boryoku shudan, etc. (meaning a group or person, other than those specified in Sub-items (i) through (vii) above, who plays a core role in structural unfairness by utilizing the force of a Boryokudan backed by the relationship, or by having a financial connection with a Boryokudan);

(ix)	being any other person similar to those specified in Sub-items (i) through (viii) above;

(x)	having a relationship with any person specified in Sub-items (i) through (ix) above (hereinafter referred to as the “Boryokudan Member, etc.” in this Item 3); so that its management is deemed to be controlled by such Boryokudan Member, etc.;

(xi)	having a relationship with any Boryokudan Member, etc. so that such Boryokudan Member, etc. is deemed to be substantially involved in its management;

(xii)	having a relationship with any Boryokudan Member, etc. so that it is deemed to improperly utilize such Boryokudan Member, etc. for the purpose of seeking an illicit profit for itself or any third party or giving damage to any third party;

(xiii)	having a relationship with any Boryokudan Member, etc. so that it is deemed to supply funds, etc. or provide favors to such Boryokudan Member, etc.; or

(xiv)	having an officer or any person substantially involved in its management who has a socially reprehensive relationship with any Boryokudan Member, etc.

4.	“Applicable Interest Rate” means the interest rate equal to the Base Rate plus the Spread.

5.	“Assignee” means the person who receives the assignment of the Loan Receivables in accordance with Article 23.

6.	“Assignor” means the person who assigns the Loan Receivables in accordance with Article 23.

7.	“Base Rate” means the Japanese Yen TIBOR (Telerate page 17097 or its successor page) announced by the JBA TIBOR Administration at 11:00 a.m. or the closest point

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015 in time after 11:00 a.m. on the day two (2) Business Days prior to the commencement date of an Interest Calculation Period, for the time period corresponding to the Interest Calculation Period; provided, however, that if the interest rate for the time period corresponding to the Interest Calculation Period does not exist, the Base Rate means the higher of (i) the interest rate for the shortest period that exceeds the relevant time period or (ii) the interest rate for the longest period that does not exceed the relevant time period (if the relevant time period is less than one week, the interest rate for one week). Further, if for some reason such rate is not announced, an interest rate reasonably decided by the Lender will be the Base Rate.

8.	“Borrower Account” means the ordinary deposit account (Account No. 0658234, Account Name: QAON G.K.) held by QAON at The Bank of Tokyo-Mitsubishi UFJ, Ltd., Toranomon Branch, or any account at the head office or any branch of The Bank of Tokyo-Mitsubishi UFJ, Ltd. opened and held by any Borrower and approved by the Lender.

9.	“Borrower’s Officer” means director (torishimariyaku) or executive officer (shokumu shikkosha) of each Borrower.

10.	“Break Funding Cost” means, in the cases where the principal of a Loan is repaid or set off (including the cases where the guarantee obligations owed by any Guarantor with respect to the principal of a Loan is repaid or set off; the same shall apply hereinafter in this Item) on any day other than an Interest Payment Date, and where the Reinvestment Rate falls below the Base Rate for the Interest Calculation Period to which the date of such repayment or set-off belongs, the amount calculated as the principal amount with respect to which such repayment or set-off was made, multiplied by (i) the difference between the Reinvestment Rate and the Base Rate and (ii) the actual number of days of the Remaining Period; provided, however, that such amount shall be within the range not in violation of the Laws and Ordinances. “Remaining Period” means the period commencing on the day on which the repayment or set-off was made and ending on the next Interest Payment Date, and the “Reinvestment Rate” means the interest rate reasonably determined by the Lender as the interest rate to be applied on the assumption that the prepaid or set off principal amount will be reinvested in the Tokyo interbank market during the Remaining Period. Such Break Funding Cost shall be calculated on a day-to-day basis, inclusive of the first day and exclusive of the last day, and on the basis of a year of 365 days, wherein divisions shall be done at the end of the calculation, and fractions less than one yen (JPY 1) shall be rounded down.

11.	“Business Day” means any day, except the days on which banks are closed pursuant to the Laws and Ordinances of Japan.

12.	“Damages” means damages, losses or expenses (including reasonable attorneys’ fees) within reasonable cause.

13.	“Drawdown” means the First Loan Drawdown, the Second Loan Drawdown and the Third Loan Drawdown, respectively.

14.	“Drawdown Date” means First Loan Drawdown Date, Second Loan Drawdown Date or Third Loan Drawdown Date, respectively.

15.	“Drawdown Period” means the period commencing on the Business Day immediately preceding to the date on which the settlement of the Tender Offer

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015 commences and ending on (i) March 31, 2016 or (ii) the day marking the passage of two (2) months from the day of completion of the Squeeze Out Procedures, whichever is earlier; provided, however, that in case the Borrower requests the extension of the Drawdown Period to the Lender, the Borrower and the Lender shall discuss such extension in good faith and the Drawdown Period may be extended upon consent of the Lender.

16.	“Due Date” means (i) with respect to the principal in relation to a Loan, the Maturity Date, (ii) with respect to the interest thereon, each Interest Payment Date that is the last day of each Interest Calculation Period, and (iii) with respect to other amounts, the date set forth as the date on which payments shall be made in accordance with this Agreement provided that if any such date falls on a day other than a Business Day, the following Business Day shall be the relevant Due Date unless such following Business Day occurs in the next month, in which case the immediately preceding Business Day shall be the relevant Due Date.

17.	“Due Time” means, if any Due Dates are set forth herein, 10:00 a.m., Tokyo time, on such Due Date.

18.	“EBITDA” means operating profit after adding depreciation cost and depreciation of goodwill.

19.	“EDINET” means the Electronic Disclosure for Investors’ NETwork (electronic data processing system as prescribed in Article 27-30-2 of the Financial Instruments and Exchange Act of Japan).

20.	“EJAE2” means EJAE2 G.K.

21.	“EJE” means Equinix (Japan) Enterprises K.K.

22.	“EJKK” means Equinix Japan K.K.

23.	“EPLLC” means Equinix Pacific LLC.

24.	“Equinix Group” means, collectively, the Borrowers and the Guarantors.

25.	“Exemption Event” means any of the following events by which the Lender reasonably determines that making of the Loans is impossible: (i) an outbreak of a natural disaster, war or terrorist attack, (ii) an interruption or disturbance in electricity, communications or various settlement systems, (iii) any event occurring in the Tokyo interbank market which disables loans in yen, and (iv) any other event objectively considered as not attributable to the Lender.

26.	“Fee Letter” means the Structuring Fee Letter dated as of September 30, 2015 sent by the Arranger and acknowledged by QAON.

27.

“Financial Obligations” means (i) short-term debts for borrowed money (excluding trade accounts payable); (ii) commercial paper; (iii) long-term debts (including any long-term debts the repayment dates of which arrive within one year); (iv) bonds (including convertible bonds and convertible bond-type bonds with stock acquisition rights); (v) any indebtedness under interest rate swap or other derivative transactions (including exchange contracts); (vi) any indebtedness under factoring transactions; (vii) any indebtedness related to bill discounts, (viii) lease obligations and (ix) any

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015 indebtedness under guarantees of obligations of third parties described in clauses (i) through (viii).

28.	“First Loan Drawdown” means the first drawdown of the Loan pursuant to this Agreement.

29.	“First Loan Drawdown Date” means the date on which the First Loan Drawdown is made.

30.	“First Mandatory Prepayment” shall have the meaning set forth in Article 12.1.

31.	“Guarantor” means Japanese Guarantors, US Guarantors, the Target, the Material Target Subsidiary and any additional guarantor that became a Guarantor pursuant to Article 15.3, Article 18.1(3)(f), Article 18.2(3)(g) and their successors.

32.	“Guarantor Account” means an account at the head office or any branch of The Bank of Tokyo-Mitsubishi UFJ, Ltd. opened and held by any Guarantor and approved by the Lender.

33.	“Guarantor Obligations” means obligations of the Guarantors under this Agreement independently as a primary obligor, not as a guarantor to the obligations of the Borrowers or other Guarantors under this Agreement.

34.	“Hybrid Loan Agreements” mean certain agreements as listed in Schedule 2 pursuant to which Permitted Intercompany Loans are provided substantially in the form attached hereto as Exhibit A.

35.	“Increased Costs” means, in the cases where the Lender’s lending expenses under this Agreement are increased (excluding any increase caused by a change in tax rates on taxable income of the Lender) due to (i) any enactment, repeal or amendment of the Laws and Ordinances, or any change in the interpretation or application thereof, or (ii) any change in the restrictions under, or application of, the accounting rules, the portion of the lending expenses so increased (in the amount reasonably calculated by the Lender).

36.	“Insolvency Proceedings” means bankruptcy procedures (hasan tetsuzuki kaishi), civil rehabilitation procedures (minji saisei tetsuzuki kaishi), corporate reorganization procedures (kaisha kosei tetsuzuki kaishi), special liquidation (tokubetsu seisan kaishi) or any other similar statutory insolvency procedures.

37.	“Interest Calculation Period” means, for any Loan (i) the period commencing on the relevant Drawdown Date and ending on the first Interest Payment Date and (ii) each subsequent period thereafter commencing on the last preceding Interest Payment Date and ending on the following Interest Payment Date.

38.

“Interest Payment Date” means the date on which interest on each Loan shall be paid, which is (i) on and after the relevant Drawdown Date, the final day in each of March, June, September and December in the years occurring during the period through the Maturity Date; provided, however, that by giving notice by 10:00 a.m. three (3) Business Days prior to an Interest Payment Date, All Borrowers may change the immediately following Interest Payment Date to a day one (1) week or one (1) month from the last preceding Interest Payment Date; provided, further that if any such date falls on a day other than a Business Day, the following Business Day shall

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015 be the relevant Interest Payment Date, unless such following Business Day occurs in the next month, in which case the immediately preceding Business Day shall be the relevant Interest Payment Date and (ii) the Maturity Date.

39.	“Item Not Fully Covered” shall have the meaning set forth in Article 16.4.

40.	“Japan Accounting Documents” means the non-consolidated and unaudited balance sheet and profit/loss statement prepared for tax filing purposes in Japan.

41.	“Japan GAAP” means the generally-accepted accounting principles in Japan.

42.	“Japanese Guarantor” means, individually or collectively, EJKK, EJE, QAON, EJAE2 and their successors (if any) as of the First Drawdown Date, and on and after the completion of the Squeeze Out Procedures, individually or collectively, EJKK, EJE, QAON, EJAE2, the Target, the Material Target Subsidiary and any additional guarantor that is a company incorporated under Japanese law and became a Guarantor pursuant to Article 15.3, Article 18.1(3)(f), Article 18.2(3)(g) and their successors.

43.	“Japanese Guarantor’s Officer” means director (torishimariyaku) or executive officer (shokumu shikkosha) of each Japanese Guarantor.

44.	“Laws and Ordinances” means the treaties, laws, ordinances, cabinet orders, ministerial ordinances, rules, announcements, judgments, decisions, arbitral awards, directives and policies of relevant authorities, which may be applicable to each party to this Agreement.

45.	“Lending Obligation” means the Lender’s obligation to make a loan of money to the Borrowers as set forth in Article 2.1.

46.	“Letter of Guarantee” means a letter of guarantee in the form attached hereto as Exhibit B.

47.	“Loan” means a loan made by the Lender pursuant to its Lending Obligation.

48.	“Loan Application” means a loan application in the form attached hereto as Exhibit C.

49.	“Loan Documents” means, individually or collectively, this Agreement, the Letters of Guarantee, the Fee Letter and the Hybrid Loan Agreements.

50.	“Loan Receivables” means the loan receivables in relation to a Loan.

51.	“Mandatory Prepayment Obligor” shall have the meaning set forth in Article 12.1.

52.	“Material Target Subsidiary” means (i) Bit-surf Inc. and SiteROCK K.K., and (ii) any other wholly-owned Subsidiary of the Target whose EBITDA is three hundred million yen (JPY 300,000,000) or more (it being understood that this amount is calculated based on five (5)% of the consolidated estimated EBITDA of the Target Group as of July 31, 2014).

53.

“Maturity Date” means the one-year anniversary of the First Loan Drawdown Date (or, if such date falls on a day other than a Business Day, the following Business Day shall be the Maturity Date, unless such following Business Day occurs in the next

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015 month, in which case the immediately preceding Business Day shall be the Maturity Date).

54.	“Maximum Loan Amount” means forty-seven billion five hundred million yen (JPY 47,500,000,000).

55.	“Mergers and Consolidations” shall have the meaning set forth in Article 18.1(3)(f).

56.	“Outstanding Loan Money” means the principal, interest, default interest, Break Funding Cost and all other money payable under the payment obligations that the Borrowers owe pursuant to this Agreement with respect to a Loan.

57.	“Parent Company”, “Subsidiary” and “Affiliate” mean those as defined as “oyagaisha”, “kogaisha” and “kanrengaisha”, respectively under Article 8 of the Regulations Concerning Terminology, Forms and Method of Preparation of Financial Statements, etc. of Japan.

58.	“Permitted Financial Obligations” means (i) existing and future leasing obligations of the Borrowers and the Guarantors under finance leases and operating leases, and (ii) existing and future obligations of the Borrowers and the Guarantors under sale-and-leaseback transactions.

59.	“Permitted Guarantee Obligations” means any obligations under guarantees of obligations of third parties outside Equinix Group that are existing as of the date of this Agreement and notified in writing to the Lender prior to the First Loan Drawdown Date.

60.	“Permitted Intercompany Loan” means an intercompany loan among the Equinix Group which satisfies the Subordination Requirements.

61.	“Permitted Treasury Obligations” means obligations under interest rate swap or other derivative transactions (including exchange contracts) entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading and other regular or customary business activities and not for speculative purposes.

62.	“QAON” means QAON G.K.

63.	“REIT Requirements” means the requirements to be fulfilled in order to be treated as real estate investment trust under Sections 850-860 of the US 1986 Internal Revenue Act.

64.	“Second Loan Drawdown” means the second drawdown of the Loan pursuant to this Agreement.

65.	“Second Loan Drawdown Date” means the date on which the Second Loan Drawdown is made.

66.	“Solar Business Assets” means major assets of the solar business owned by the Target and its wholly-owned Subsidiaries, including Terra Power Co., Ltd., as of the date hereof.

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

67.	“Spread” means initially 0.4% per annum, and from the day following the day marking the elapse of ten (10) months from the First Loan Drawdown Date onwards, 1.75% per annum.

68.	“Squeeze Out Procedures” means certain established procedures using a share consolidation or other method in order for QAON to make the Target a wholly-owned subsidiary.

69.	“Subordination Requirements” means, with respect to any intercompany loan under which any Borrower or Guarantor is a borrower, all of the following requirements: (a) such intercompany loan is subordinated to the Loans and the guarantee obligation hereunder (which must be achieved by agreeing that the relevant intercompany loan obligations will be treated as consensually-subordinated bankruptcy claims (yakujo retsugo hasan saiken), consensually-subordinated rehabilitation claims (yakujo retsugo saisei saiken) and consensually-subordinated reorganization claims (yakujo retsugo kosei saiken)), (b) such intercompany loan is non-interest bearing, (c) the loan period for such intercompany loan is no less than 5 years and (d) such intercompany loan shall have no scheduled repayments of the principal during the first 5 years.

70.	“Target” means Bit-isle Inc.

71.	“Target Financial Obligations” means then outstanding Financial Obligations (excluding the Permitted Financial Obligations and the Permitted Guarantee Obligations) of the Target and its wholly-owned Subsidiaries.

72.	“Target Group” means the Target and its consolidated Subsidiaries.

73.	“Taxes and Public Charges” means all public taxes or public charges including income taxes, corporate taxes and other taxes, which may be imposed in Japan.

74.	“Tender Offer” means a tender offer which QAON commenced for the purpose of acquiring all of the common shares and stock acquisition rights of the Target.

75.	“Third Loan Drawdown” means the third drawdown of the Loan pursuant to this Agreement.

76.	“Third Loan Drawdown Date” means the date on which the Third Loan Drawdown is made.

77.	“US GAAP” means accounting principles which are generally-accepted in the United States.

78.	“US Guarantor” means, individually or collectively, US Parent, Equinix LLC, EPLLC, Switch & Data LLC and their successors.

79.	“US Guarantor Existing Material Debt Documents” means, collectively,

(i)	the Credit Agreement, dated as of December 17, 2014, among US Parent, as borrower, the guarantors party thereto, Bank of America, N.A, as administrative agent, and the lenders party thereto;

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

(ii)	the Indenture dated as of March 5, 2013 by and between US Parent and U.S. Bank National Association, as trustee, with respect to US Parent’s 4.875% Senior Notes due 2020;

(iii)	the Indenture dated as of March 5, 2013 by and between US Parent and U.S. Bank National Association, as trustee, with respect to US Parent’s 5.375% Senior Notes due 2023;

(iv)	the Indenture dated as of November 20, 2014 by and between US Parent and U.S. Bank National Association, as trustee, as supplemented by that certain First Supplemental Indenture dated as of November 20, 2014 with respect to US Parent’s 5.375% Senior Notes due 2022 and by that certain Second Supplemental Indenture dated as of November 20, 2014 with respect to US Parent’s 5.75% Senior Notes due 2025; and

(v)	the Bridge Credit Agreement, dated as of May 28, 2015, among US Parent, as borrower, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent;

in each case, as amended, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time.

80.	“US Guarantor’s Officer” means chief executive officer, chief financial officer, treasurer or assistant treasurer of each US Guarantor.

81.	“US Parent” means Equinix Inc.

2.	RIGHTS AND OBLIGATIONS OF LENDERS

2.1	The Lender shall lend money in the amount up to the Maximum Loan Amount to the Borrowers in the denomination of Japanese yen only.

2.2	By giving at least ten (10) Business Day advance written notice, All Borrowers can reduce the Maximum Loan Amount in full or in part; provided, however, that once reduced, the Maximum Loan Amount will not be restored to prior levels. The reduction amount in a case of partial reduction must be an amount that is at least one hundred million yen (JPY 100,000,000) and is an integral multiple of ten million yen (JPY 10,000,000).

2.3	In the following cases, the Lender’s Lending Obligation will extinguish:

(i)	if the Drawdown Period has ended;

(ii)	if any event set forth in Article 19.1 or 19.2 has occurred;

(iii)	if the number of drawdowns has reached three (3);

(iv)	if execution and performance of this Agreement by the Lender has become illegal; or

(v)	if the unused amount of the Maximum Loan Amount has been reduced to zero.

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

2.4	If the Lender fails to make a Loan on a Drawdown Date in breach of its Lending Obligation, the Lender shall, upon the request of the relevant Borrower, promptly compensate the Borrower for all Damages incurred by the Borrower as a result of such breach.

3.	USE OF PROCEEDS

3.1	Each Borrower shall use the money raised by the First Loan Drawdown only for the following purposes:

(i)	Funds required to purchase shares and stock acquisition rights in the Tender Offer; and

(ii)	Funds for Taxes and Public Charges and fees and expenses related to the foregoing.

3.2	Each Borrower shall use the money raised by the Second Loan Drawdown only for the following purposes (including lending to the Target and its wholly-owned Subsidiaries for such purposes):

(i)	Funds for refinancing (or for reimbursing Equinix Group for amounts it pays to refinance) the Target Financial Obligations; and

(ii)	Funds for Taxes and Public Charges and fees and expenses related to the foregoing.

3.3	Each Borrower shall use the money raised by the Third Loan Drawdown only for the following purposes (including lending to the Target for such purposes):

(i)	Funds for cash to be delivered to the shareholders and holders of stock acquisition rights of the Target in relation to the Squeeze Out Procedures and for payment of associated expenses; and

(ii)	Funds for Taxes and Public Charges and fees and expenses related to the foregoing.

3.4	Notwithstanding Articles 3.1 to 3.3, in case EJKK, EJE or EJAE2 borrows the Loans pursuant to Articles 4.1 and 6.1 it shall use the money raised by each Drawdown only for the purpose of lending to QAON (or the Target or its wholly-owned Subsidiaries as applicable) and QAON (or the Target or its wholly-owned Subsidiaries as applicable) shall use the money raised by the loan only for the purposes set forth in Articles 3.1 to 3.3.

4.	APPLICATION FOR LOAN

4.1	If each Borrower desires to drawdown a Loan, such Borrower shall indicate to the Lender its intention to request a Loan by submitting a Loan Application to the Lender by 11:59 a.m. of the day three (3) Business Days prior to the preferred date of Drawdown, which must be a Business Day during the Drawdown Period. Such Borrower shall send to the Lender by facsimile transmission or e-mail in PDF format a Loan Application. Such Borrower shall confirm with the Lender whether the Lender received by facsimile transmission or e-mail in PDF format the Loan Application by phone.

4.2	The preferred loan amount to be set forth on the Loan Applications shall be an amount not exceeding the Maximum Loan Amount and at least one hundred million yen (JPY 100,000,000), and is an integral multiple of ten million yen (JPY 10,000,000).

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

4.3	After the Lender has received a Loan Application, the relevant Borrower may not withdraw or change the Loan Application for any reason.

5.	CONDITIONS PRECEDENT FOR LOAN

5.1	The Lender shall make the First Loan Drawdown on the condition that the conditions set forth in each of the following items are satisfied as of three (3) Business Days prior to the First Loan Drawdown Date (except Items (i), (v)(f) and (vi)) and the First Loan Drawdown Date:

(i)	the relevant Borrower has submitted a Loan Application for the First Loan Drawdown and such Loan Application has fulfilled the terms set forth thereof;

(ii)	no Exemption Event has occurred;

(iii)	all of the matters set forth in each item of Articles 17.1 and 17.2 are true and correct; except in minor respects;

(iv)	none of the Borrowers or the Guarantors has breached any provision of this Agreement except for minor breaches;

(v)	each Borrower has submitted all of the following documents of such Borrower to the Lender, and the Lender is reasonably satisfied with the content thereof:

(a)	a certified copy of the commercial registration (shogyo tokibo tohon), or the certificate of all matters presently recorded (genzaijiko zembu shomeisho) or the certificate of all matters historically recorded (rirekijiko zembu shomeisho); provided, however, that the certified copy or certificate shall be issued within three (3) months before the date of submission;

(b)	a certificate of registered seal impression (inkan shomeisho); provided, however, that the certificate shall be issued within three (3) months before the date of submission;

(c)	a certified copy of the articles of incorporation and the rules of the board of directors (if any);

(d)	a notification of the seal impression or signature in the form prescribed by the Lender;

(e)	a certified copy or certified extract copy of the minutes of the meeting of the board of directors or minutes of the equivalent body or a confirmation letter in the form attached hereto as Exhibit D that approved the Tender Offer and execution of and performance of the obligations under the Loan Documents;

(f)	legal opinion(s) prepared by legal counsel to such Borrower, which includes the statement opining that (i)(a) such Borrower has been lawfully incorporated and validly existing, (b) the execution of the Loan Documents by such Borrower has been duly authorized, and (c) the Loan Documents are legal, valid, binding and enforceable against such Borrower, and (ii) the legality of the Tender Offer, each of which is customarily required in a transaction similar to the Acquisition;

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

(g)	a certified copy of the final reports relating to financial, tax and legal due diligence in regards to the Acquisition that such Borrower has already implemented in relation to the Target;

(h)	the “Public Notice for Commencing Tender Offer (koukai kaitsuke kaishi koukoku)”, the “Tender Offer Registration Statement (koukaikaituke todokedesho)”, “Report on the Target Company’s Opinion (ikenhyoumei houkokusho)” and the “Report on Tender Offer (koukaikaitusuke houkokusho)”; provided, however, that if the relevant disclosure material has been published on the EDINET, notice to the Lender to such effect will suffice;

(i)	the Japan Accounting Documents prepared by each Borrower (except those incorporated in the calendar year in which the First Loan Drawdown Date occurs) as of its latest fiscal year end; and

(j)	a certificate by such Borrower’s representative attesting to satisfaction of the conditions precedent for the First Loan Drawdown in the form attached hereto as Exhibit E;

(vi)	by the Business Day prior to the First Loan Drawdown Date, a Permitted Intercompany Loan of at least twelve billion and three hundred million yen (JPY 12,300,000,000) has been disbursed from the Equinix Group to QAON, which shall be funded at the higher levels of the Equinix Group by way of Permitted Intercompany Loans or capital contributions made by US Parent, EJKK, EJE, EPLLC and EJAE2;

(vii)	US Parent has fulfilled the REIT Requirements, and US Parent has caused its Subsidiaries and Affiliates to carry out their businesses so as to satisfy the REIT Requirements;

(viii)	valid and lawful joint and several guarantee by each Guarantor by way of submission of the Letter of Guarantee has been made in accordance with Article 15;

(ix)	the Tender Offer has been lawfully completed (except for the settlement for the Tender Offer and the following procedures relating to such settlement);

(x)	the Target’s board of directors has passed a resolution supporting the Tender Offer at a meeting attended by all directors and statutory auditors (excluding any person who falls under a special interested person or person judged to potentially fall under a special interested person, and any person who is not able to attend the meeting due to special circumstances, such as sickness or a traffic accident), and all attending directors have issued a unanimous statement of support (including all attending statutory auditors not raising objection and not withholding opinion), and such approval and statement have not been withdrawn, reserved or changed, and the directors have not issued a statement opposing to the Tender Offer; and

(xi)	each of Warehouse TERRADA, Kohei Terada and Yasunobu Terada has tendered the shares of the Target owned by it in the Tender Offer in accordance with the tender offer agreement that it entered into with QAON, and has not rescinded such tender.

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

5.2	The Lender shall make the Second Loan Drawdown on the condition that all the conditions set forth below are reasonably satisfied as of three (3) Business Days prior to the Second Loan Drawdown Date (except Item (v)(j) of Article 5.1) and the Second Loan Drawdown Date:

(i)	each Borrower has submitted a certificate by such Borrower’s representative attesting to satisfaction of the conditions precedent for the Second Loan Drawdown to the Lender, and their content is satisfactory to the Lender in the form attached hereto as Exhibit E; and

(ii)	conditions set forth in Article 5.1 (except Items (v)(f) and (v)(g) of Article 5.1) have been satisfied (provided, however, that “First Loan Drawdown Date” will be read as “Second Loan Drawdown Date”). Regarding materials already submitted for the relevant conditions precedent for the First Loan Drawdown, in place of re-submission, a certificate by the relevant Borrower’s representative to the effect that there has been no material change to the information set forth in the relevant material can be submitted, and if there has been material change to information set forth in materials already submitted to satisfy the relevant conditions precedent to the First Loan Drawdown, materials reflecting such changes shall be submitted.

5.3	The Lender shall make the Third Loan Drawdown on the condition that all the conditions set forth below are reasonably satisfied as of three (3) Business Days prior to the Third Loan Drawdown Date (except Item (v)(j) of Article 5.1) and the Third Loan Drawdown Date:

(i)	each Borrower has submitted all the following documents to the Lender, and their content is satisfactory to the Lender:

(a)	a legal opinion prepared by legal counsel to any of the Borrowers or the Target, which includes the statement opining on the legality of the Squeeze Out Procedures;

(b)	a certified copy or certified extract copy of the minutes of the meeting of the board of directors and the shareholders’ meeting or minutes of the equivalent bodies of the Target and/or QAON as applicable or a confirmation letter in the form attached hereto as Exhibit D that approved the Squeeze Out Procedures; and

(c)	a certificate by such Borrower’s representative attesting to satisfaction of the conditions precedent for the Third Loan Drawdown in the form attached hereto as Exhibit E;

(ii)	conditions set forth in Article 5.1 (except Items (v)(f) and (v)(g) of Article 5.1) have been satisfied (provided, however, that, “First Loan Drawdown Date” will be read as “Third Loan Drawdown Date”). Regarding materials already submitted for the relevant conditions precedent for the previous Drawdowns, in place of re-submission, a certificate by relevant Borrower’s representative to the effect that there has been no material change to the information set forth in the relevant material can be submitted, and if there has been material change to information set forth in materials already submitted to satisfy the relevant conditions precedent to the previous Drawdowns, materials reflecting such changes shall be submitted;

(iii)	the settlement for the Tender Offer has been completed; and

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

(iv)	in relation to the Squeeze Out Procedures, all procedures other than settlement and the following procedures relating to such settlement have been lawfully completed.

6.	MAKING OF LOANS

6.1	If all conditions set forth in each item of Article 5 are satisfied or waived by the Lender as of the relevant Drawdown Date, the Lender shall deposit the loan amount as set forth in the relevant Loan Application in the Borrower Account opened and held by the Borrower which submitted such Loan Application by 10:00 a.m. on the relevant Drawdown Date.

6.2	When the Loan is made pursuant to Article 6.1, the relevant Borrower shall send to the Lender a written receipt, which shall be prepared in the form attached hereto as Exhibit F, in PDF format by 3:00 p.m. on the relevant Drawdown Date, and send out its original by the end of the same day.

6.3	Each Borrower will be responsible as a borrower of the Loans solely for the amount it actually borrows pursuant to Articles 4.1 and 6.1. Articles 3, 4, 6 to 14, 16, 19 and 20 apply to each Borrower as a borrower of the Loans, solely to, and only to the extent the amount of the Loans the Borrower actually borrows pursuant to Articles 4.1 and 6.1. For the avoidance of doubt, this Article 6.3 does not limit any Guarantor’s liabilities and responsibilities hereunder.

7.	FAILURE TO MAKE LOAN

7.1	If the Lender decides not to make the Loan before 4:00 p.m., Tokyo time, on the Business Day immediately preceding the corresponding Drawdown Date for the reason that all or part of the applicable conditions set forth in Articles 5.1 to 5.3 are not satisfied, the Lender shall notify the relevant Borrower of such decision by 5:00 p.m., Tokyo time of the same date, and if the Lender decides not to make the Loan after 4:00 p.m., Tokyo time, on the same date, the Lender shall notify the relevant Borrower of such decision as soon as practically possible.

7.2	Any Damages incurred by the Lender as a result of the Lender’s failure to make the Loan shall be borne by the Borrowers; provided, however, that the foregoing shall not apply (i) if the failure to make the Loan constitutes a breach of the Lender’s Lending Obligation or (ii) to loss of anticipated investment or interest earnings from the Loans (except for the Break Funding Cost).

8.	INCREASED COSTS AND ILLEGALITY

8.1	If the Lender has incurred the Increased Costs, the Lender may request each Borrower to bear the Increased Costs, and such Borrower shall pay such Increased Costs to the Lender. For the avoidance of doubt, the aggregate amount paid by the All Borrowers pursuant to this Article 8.1 shall not exceed the Increased Costs incurred by the Lender.

8.2	If each Borrower receives the request set forth in Article 8.1 above on any day prior to each Drawdown Date, such Borrower may terminate the Lending Obligation of the Lender, by giving a notice to the Lender by the Business Day immediately preceding such Drawdown Date.

8.3	If each Borrower receives the request set forth in Article 8.1 above on or after each Drawdown Date, such Borrower, by giving a notice to the Lender, may pay to the Lender, on the date

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015 designated in such notice (which shall be a Business Day no earlier than ten (10) Business Days after such notice has been given; hereinafter referred to as the “Desired Increased Costs Prepayment Date” in this Article 8.3), the full amount of the principal of the Loan. In such case, such Borrower shall pay to the Lender, on the Desired Increased Costs Prepayment Date, (i) the full amount of the principal of the Loan borrowed by it, (ii) the interest on such principal that has accrued by the Desired Increased Costs Prepayment Date (inclusive), (iii) the Break Funding Cost (if any) to be notified by the Lender to the Borrower, and (iv) the Increased Costs applicable to such Borrower and up to the Desired Increased Costs Prepayment Date that the Borrower is requested to bear.

8.4	If the execution and performance of this Agreement and any transaction contemplated under this Agreement become contrary to any Laws and Ordinances binding upon the Lender, the Lender may, by giving notification thereof to All Borrowers, (i) when the continuation of the Lending Obligation, the making of a Loan or the funding of a Loan is considered to be illegal as of any day prior to each Drawdown Date, terminate the Lending Obligation of the Lender on the day immediately preceding the day on which such Lending Obligation becomes illegal, and (ii) on or after each Drawdown Date, when the continuation of a Loan that has already been made is considered to be illegal on or before the Due Date of the Loan, request All Borrowers to pay the entire amount of the Outstanding Loan Money of the Loan respectively, by assuming that the Due Date of the Loan falls on the day immediately preceding the day on which such continuation of the Loan becomes illegal (or on the day set forth pursuant to such Laws and Ordinances, if such deadline for the repayment is set forth in Laws and Ordinances).

9.	REPAYMENT OF PRINCIPAL

The Borrower shall, in accordance with the provisions of Article 16, pay the principal of the Loans (only to the extent it actually borrows pursuant to Articles 4.1 and 6.1) to the Lender in a lump sum on the Maturity Date. Each Borrower will be solely responsible for the repayment of what it actually borrows pursuant to Articles 4.1 and 6.1 in its capacity as a borrower of the Loans. For the avoidance of doubt, this Article 6.3 does not limit any Guarantor’s liabilities and responsibilities hereunder.

10.	INTEREST

10.1	Each Borrower shall, in accordance with the provisions of Article 16, pay, on the Interest Payment Date that is to be the last day of each Interest Calculation Period, the total amount of interest calculated by multiplying the principal amount of each Loan (only to the extent it actually borrows pursuant to Articles 4.1 and 6.1) related to such Interest Calculation Period by (i) the Applicable Interest Rate for such Interest Calculation Period and (ii) the actual number of days of such Interest Calculation Period. Each Borrower will be solely responsible for the payment of the interest accrued from what it actually borrowed.

10.2	The calculation method for interest under Article 10.1 shall be on a day-to-day basis, inclusive of the first day and exclusive of the last day of each Interest Calculation Period, and on the basis of a year of 365 days, wherein divisions shall be done at the end of the calculation, and fractions less than one yen (JPY 1) shall be rounded down.

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

11.	VOLUNTARY PREPAYMENT

11.1	Each Borrower may not prepay all or any part of the principal of the Loans borrowed by such Borrower payable on the Maturity Date in accordance with the provisions of Article 9 prior to the Maturity Date (hereinafter referred to as the “Prepayment” in this Article 11 and Article 12); provided, however, that this shall not apply if the Prepayment is made pursuant to Article 8 or Article 12, or if a Borrower, in accordance with the procedures set forth in Articles 11.2 and 11.3 below, obtains prior approval in writing from the Lender.

11.2	If any Borrower desires to make a Prepayment for any amount borrowed by such Borrower, such Borrower shall give a written notice to the Lender by ten (10) Business Days prior to the date on which such Borrower desires to make such Prepayment (hereinafter referred to as the “Desired Prepayment Date” in this Article 11), and such notice shall state (a) the principal amount of the Loans with respect to which such Borrower desires to make such Prepayment (which amount shall be the full amount of the outstanding principal amount of the Loans borrowed by such Borrower, or the amount of one hundred million yen (JPY 100,000,000) or a whole multiple of one hundred million yen (JPY 100,000,000) in excess thereof.) The Lender shall judge the acceptance of the Prepayment by eight (8) Business Days prior to the Desired Prepayment Date, and notify All Borrowers and All Guarantors of the result. Failure to notify All Borrowers and All Guarantors of such result by eight (8) Business Days prior to the Desired Prepayment Date shall be deemed as the acceptance of the Prepayment by the Lender. Each notice in this Article 11.2 shall be sent by facsimile transmission or e-mail in PDF format. Such recipient of such notice shall confirm with the sender whether the recipient received by facsimile transmission or e-mail in PDF format the notice by phone.

11.3	If the Prepayment is approved or deemed approved in accordance with Article 11.2 and if the Desired Prepayment Date falls on any day other than an Interest Payment Date, the Lender shall notify All Borrower and All Guarantors of the amount of the Break Funding Cost by two (2) Business Days prior to the Desired Prepayment Date. The relevant Borrower shall, in accordance with the provisions of Article 16, pay the total sum of the principal and the Break Funding Cost (if any) in respect of the Loans to be prepaid by such Prepayment on the Desired Prepayment Date.

12.	MANDATORY PREPAYMENT

12.1

If EJKK or any Japanese Guarantor wishes to sell or otherwise dispose of their assets to a third party outside Equinix Group (excluding trading of inventory and products and other activities within the scope of its normal business, or where the value of the assets is less than one hundred million yen (JPY 100,000,000)) (the “Mandatory Prepayment Obligor”), such Mandatory Prepayment Obligor shall notify the Lender in writing at least thirty (30) days prior to such sale or disposal of the value of the asset(s) subject to sale or disposal (which may be withdrawn or amended by sending notice to the Lender until three (3) Business Days prior to such sale or disposal). Once the total amount reported to the Lender pursuant to this Article 12.1 exceeds one billion and one hundred million yen (JPY 1,100,000,000), the Mandatory Prepayment Obligor who last notified the Lender shall make the Prepayment of an amount which exceeds one billion yen (JPY 1,000,000,000), on the Interest Payment Date arriving immediately after the day ten (10) Business Days after the day of the latest receipt of funds (the “First Mandatory Prepayment”). On and after the First Mandatory Prepayment is made, the Mandatory Prepayment Obligor shall make the Prepayment of an amount equivalent to the full amount of the asset sale proceeds reported to the Lender pursuant to this Article 12.1 less reasonable expenses (including Taxes and Public Charges) on the Interest Payment Date arriving immediately after the day ten (10) Business Days after the day of the receipt of

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015 funds. In case that such Mandatory Prepayment Obligor is not the Borrower which actually borrows the Loans pursuant to Articles 4.1 and 6.1 or the amount of Prepayment pursuant to this Article 12.1 exceeds the amount the Loans such Mandatory Prepayment Obligor who is a Borrower actually borrows pursuant to Articles 4.1 and 6.1, the Prepayment amount paid by such Mandatory Prepayment Obligor may be allocated and applied pursuant to Article 15.10.

12.2	If the Target or any of its wholly-owned Subsidiaries wishes to sell or otherwise dispose of the Solar Business Assets relating to Kagoshima Shimotakakuma Project to a third party outside Equinix Group after the settlement of the Tender Offer, EJKK shall notify the Lender in writing at least thirty (30) days prior to such sale or disposal (which may be withdrawn or amended by sending notice to the Lender until three (3) Business Days prior to such sale or disposal), and shall make the Prepayment of an amount equivalent to lesser of (i) the full amount of the asset proceeds less reasonable expenses (including Taxes and Public Charges) or (ii) three billion sixteen million yen (JPY 3,016,000,000) in aggregate, on the Interest Payment Date arriving immediately after the later of (i) the Target becomes a wholly-owned Subsidiary of QAON on the Third Drawdown Date or (ii) the date ten (10) Business Days after the day of receipt of funds.

13.	DEFAULT INTEREST

13.1	If each Borrower or Guarantor defaults in the performance of its obligations under this Agreement owed to the Lender, such Borrower or Guarantor shall, immediately upon the Lender’s request and in accordance with the provisions of Article 16, for the period commencing on (and including) the due date of such defaulted obligation and ending on (and including) the day on which such Borrower or Guarantor performs all such defaulted obligations (hereinafter referred to as the “Defaulted Obligations” in this Article 13.1), pay default interest calculated by multiplying the amount of the Defaulted Obligations by the rate of fourteen percent (14%) per annum (to the extent not in violation of the Laws and Ordinances).

13.2	The calculation method for default interest under Article 13.1 shall be on a day-to-day basis, inclusive of the first and the last days, and on the basis of a year of 365 days, wherein divisions shall be done at the end of the calculation, and fractions less than one yen (JPY 1) shall be rounded down.

14.	EXPENSES, TAXES AND PUBLIC CHARGES

14.1	All reasonable expenses (including reasonable attorneys’ fees) incurred in connection with the preparation, revision or amendment of this Agreement and any documents related hereto, and all reasonable expenses (including reasonable attorneys’ fees) incurred in relation to the maintenance or enforcement of the rights or the performance of the obligations by the Lender pursuant to this Agreement and the documents related hereto shall be borne by All Borrowers to the extent not in violation of the Laws and Ordinances. If the Lender has paid these expenses in place of any Borrower, All Borrowers shall, promptly upon the Lender’s reasonable request, pay the same in accordance with the provisions of Article 16.

14.2	The stamp duties and any other similar Taxes and Public Charges incurred in relation to the preparation, amendment or enforcement of this Agreement and any documents related hereto shall be borne by All Borrowers. If the Lender has paid these stamp duties or any other similar Taxes and Public Charges in place of any Borrower, All Borrowers shall, promptly upon the Lender’s request, pay the same in accordance with the provisions of Article 16.

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

15.	GUARANTEE

15.1	All Borrowers shall, prior to the First Loan Drawdown, cause each Japanese Guarantor and US Guarantor to submit a Letter of Guarantee to the Lender, and cause such Japanese Guarantor or US Guarantor to submit all of the documents set forth below with respect to such Japanese Guarantor or US Guarantor to the Lender by the day of submission of the Letter of Guarantee, the content of which shall be reasonably satisfied with by the Lender; provided, however, that (i) if a Japanese Guarantor has submitted any of the following documents in the capacity of a Borrower, such Japanese Guarantor does not need to submit such document in duplicate and (ii) in case of a US Guarantor, it will be sufficient to submit documents set forth below only in PDF format as the conditions precedent, to be followed by its original (where applicable) promptly after the date of submission of the Letter of Guarantee. Through the submission of the Letter of Guarantee, a joint and several guarantee agreement under which each such Japanese Guarantor and US Guarantor guarantees any and all obligations, which are owed, or will be owed in the future, by each Borrower and other Guarantor (only to the extent of the Guarantor Obligations) to the Lender under this Agreement shall be formed:

(a)	a certified copy of the commercial registration (shogyo tokibo tohon), or the certificate of all matters presently recorded (genzaijiko zembu shomeisho) or the certificate of all matters historically recorded (rirekijiko zembu shomeisho) or, in case of US company, a certified copy of the certification of incorporation and the certificate of good standing (provided, however, that the certified copy or certificate shall be issued within three (3) months before the date of the submission);

(b)	a certificate of registered seal impression or, in case of US company, a incumbency certificate signed by an authorized officer certifying the authority and the genuineness of the signature of its signer to this Agreement (provided, however, that the certificate shall be issued within three (3) months before the date of the submission);

(c)	a certified copy of the articles of incorporation and the rules of the board of directors (if any);

(d)	a notification of the seal impression or signature in the form prescribed by the Lender;

(e)	a certified copy or certified extract copy of the minutes of the meeting of the board of directors or minutes of the equivalent body or a confirmation letter in the form attached hereto as Exhibit D that approved the execution of and performance of the obligations under the Loan Documents;

(f)	in case of a Japanese Guarantor (except those incorporated in the calendar year in which the First Loan Drawdown Date occurs), the Japan Accounting Documents prepared by such Japanese Guarantor as of the latest fiscal year end;

(g)

a legal opinion prepared by legal counsel to US Guarantor, which includes the statement opining that (i) US Guarantor has been lawfully incorporated and validly existing, (ii) the execution of the Loan Documents to which US Guarantor is a party has been duly authorized, and (iii) the Loan Documents to

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015 which US Guarantor is a party are legal, valid, binding and enforceable, each of which is customarily required in a transaction similar to the Acquisition.

15.2	All Borrowers shall, on the day of the completion of the Squeeze Out Procedures and substantially concurrently with the Third Loan Drawdown, cause the Target and each Material Target Subsidiary to submit the Letter of Guarantee to the Lender, and cause such Target or Material Target Subsidiary to submit all of the documents set forth in Article 15.1 (provided, however, that “First Loan Drawdown Date” will be read as “Third Loan Drawdown Date”) and below with respect to such Target or Material Target Subsidiary to the Lender by the day of submission of the Letter of Guarantee, the content of which shall be reasonably satisfied with by the Lender Through the submission of the Letter of Guarantee, a joint and several guarantee agreement under which Target and each Material Target Subsidiary guarantees any and all obligations, which are owed, or will be owed in the future, by each Borrower and other Guarantor (only to the extent of the Guarantor Obligations)to the Lender under this Agreement shall be formed:

(a)	legal opinion(s) prepared by legal counsel to the Target and the Material Target Subsidiaries, which include the statement opining that (i) each of the Target and Material Target Subsidiaries has been lawfully incorporated and validly existing, (ii) the execution of the Loan Documents to which each of the Target and Material Target Subsidiaries is a party has been duly authorized, and (iii) the Loan Documents to which each of the Target and Material Target Subsidiaries is a party are legal, valid, binding and enforceable, each of which is customarily required in a transaction similar to the Acquisition.

15.3	If, on or after the day of the completion of the Squeeze Out Procedures, a Subsidiary of the Target newly becomes a Material Target Subsidiary, All Borrowers shall promptly cause such new Material Target Subsidiary to submit the Letter of Guarantee to the Lender, and cause such new Material Target Subsidiary to submit all of the documents set forth in Article 15.1 (provided, however, that “First Loan Drawdown Date” will be read as “the day of the provision of the guarantee”) and below with respect to such new Material Target Subsidiary to the Lender by the day of submission of the Letter of Guarantee, the contents of which shall be reasonably satisfied with by the Lender. Through the submission of the Letter of Guarantee, a joint and several guarantee agreement under which such new Material Target Subsidiary guarantees any and all obligations, which are owed, or will be owed in the future, by each Borrower and other Guarantor (only to the extent of the Guarantor Obligations)to the Lender under this Agreement shall be formed.

(a)	a legal opinion prepared by legal counsel to the new Material Target Subsidiary, which include the statement opining that (i) the new Material Target Subsidiary has been lawfully incorporated and validly existing, (ii) the execution of the Loan Documents to which the new Material Target Subsidiaries is a party has been duly authorized, and (iii) the Loan Documents to which the new Material Target Subsidiaries is a party are legal, valid, binding and enforceable, each of which is customarily required in a transaction similar to the Acquisition.

15.4

Each Guarantor shall, respectively, jointly and severally with each Borrower and other Guarantor, guarantee to the Lender any and all obligations, which are owed, or will be owed in the future, by each Borrower and other Guarantor (only to the extent of the Guarantor Obligations) to the Lender under this Agreement. The Lender may, without making any exercise of rights or demand to each Borrower or other Guarantor, request each Guarantor to perform the guarantee obligations. If a payment that has already been made by each

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

Borrower or each other Guarantor pursuant to this Agreement is not approved due to the liquidation, dissolution, commencement of Insolvency Proceedings of such Borrower or such other Guarantor, or is cancelled or returned for any other reason, each Guarantor shall, respectively, in the same manner as the case where the payment is not performed, assume the guarantee obligations with respect to such payment obligation, to the extent permitted under the Laws and Ordinances.

15.5	To the extent permitted under the Laws and Ordinances, each Guarantor shall not assert any exemption of its obligations against the Lender, even if the Lender, for its convenience, decrease obligations of guarantee, or otherwise raise any objection to, the Lender, even if the Lender, for its own convenience, alters (only to the extent it does not provide additional obligations or burdens on such Guarantor) or releases all or part of guarantee held by the Lender with respect to any and all of the obligations that are, or will be in the future, owed to the Lender by each Borrower under this Agreement. Each Guarantor shall not make any claim for damages sustained therefrom against the Lender.

15.6	Even in the cases where a Guarantor has performed all or part of the guarantee obligations to the Lender, if there are any outstanding Loans owing to the Lender, such Guarantor shall not exercise any right that has been obtained from the Lender by subrogation under the performance of the guarantee obligations, without the approval of the Lender. Until the Loans have been paid in full or fully discharged, each Guarantor shall, upon the request of the Lender, assign such right or priority without compensation to the Lender.

15.7	If any Guarantor provides the Lender with any guarantee other than the guarantee obligations set forth in Article 15.4 with respect to the transactions between each Borrower and the Lender, such guarantee shall not be altered at all due to the assumption of the guarantee obligations pursuant to Article 15.4.

15.8	Except as permitted pursuant to Article 20, each Guarantor shall not assert that the receivables of each Borrower or any other Guarantor due from the Lender shall be set off against the obligations that are, or will be in the future, owed to the Lender by such Borrower under this Agreement.

15.9	(i)	Each Guarantor shall perform its guarantee obligations in the same currency as the obligations of each Borrower to be paid under this Agreement.

(ii)	In the event that any Borrower pays or tenders any payment to the Lender in any currency (hereinafter referred to as the “Other Currency” in this paragraph) other than the currency set forth in Item (i) above, such tender or payment shall not reduce, discharge or otherwise affect in any manner the obligations of each Guarantor under Item (i) above to make payments in the currency as set forth therein, whether or not such tender or payment by such Borrower is given any effect under the Laws and Ordinances. Each Guarantor shall continue to owe obligations to make payments as set forth in Item (i) above regardless of any such tender or payment by such Borrower as if no such tender or payment by such Borrower had been made.

(iii)	In the event that Item (ii) above is applicable, the Lender may, upon acknowledging the full performance by each Guarantor of its obligations under this Agreement (including the obligations set forth in Item (i) of Article 25.3), pay to such Guarantor the amount that the Lender has been paid or tendered and has actually received in any Other Currency; provided, however, that this shall not apply when such Guarantor assigns, upon the request of the Lender, the right to receive such payment to the Lender in accordance with Article 15.6.

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

(iv)	Regardless of any material or critical change in financial environments or circumstances or in the Laws and Ordinances, any governmental (including quasi-governmental) orders, rules, so-called rescheduling or other dispositions, or else (including any non-enforceable dispositions), which may take place whether in Japan or abroad, and whether or not it affects any of the obligations of any Borrower or Guarantor in any manner, the obligations of each Guarantor to perform the guaranteed obligations in accordance with Article 15 shall not be affected thereby in any manner and each Guarantor shall remain fully responsible and liable to perform its obligations under this Agreement (including its obligations under Items (i) through (iii) above) in accordance with this Agreement. Notwithstanding the foregoing, if any Guarantor may not perform any of its obligations under this Agreement in the currency as set forth in Item (i) above or otherwise in accordance with this Item (iv) due to any restriction binding upon such Guarantor under the Foreign Exchange and Foreign Trade Law or any other applicable Laws and Ordinances or any governmental order or disposition, such Guarantor shall indemnify the Lender against any and all Damages incurred or suffered by the Lender within reasonable cause due to such order or restriction.

(v)	The obligations which each Guarantor owes pursuant to Items (i) through (iv) above are indemnity obligations which are independent from the Borrowers’ principal obligations and each Guarantor hereby consents that Article 448 of the Civil Code of Japan does not apply to such obligations.

15.10	In case each Guarantor performs its guarantee obligations pursuant to the respective Letter of Guarantee and there are multiple Borrowers which actually borrow the Loans pursuant to Articles 4.1 and 6.1, the amount of guarantee obligations performed by such Guarantor shall be allocated and applied to each Loan borrowed by each Borrower on a pro rata basis.

15.11	Notwithstanding any provision in this Agreement or any other Loan Document, any Borrower or Guarantor may divest the companies listed in clause (i) of the definition of Material Target Subsidiary and the Lender agrees to execute an instrument releasing such company for its obligations under the Letter of Guarantee concurrently with such divestiture, on the condition that (i) the consideration for such divestiture is a fair market value and, upon the Lender’s reasonable request, supporting materials with respect to such consideration reasonably satisfactory to the Lender has been provided with the Lender and (ii) cash proceeds of such divestiture less reasonable expenses and any Taxes and Public Charges incurred in connection with such divestiture is subject to mandatory prepayment set forth in Article 12.

16.	PERFORMANCE OF OBLIGATIONS BY EACH BORROWER AND GUARANTOR

16.1	In order to repay the obligations under this Agreement, each Borrower and Guarantor shall, to the extent not in violation of the Laws and Ordinances, deposit the relevant amount in the relevant Borrower Account or Guarantor Account (i) by the Due Time, for those obligations the Due Dates of which are set forth herein, or (ii) promptly upon the Lender’s request, for those obligations the Due Dates of which are not set forth herein. In such case, the obligations of each Borrower or Guarantor to the Lender shall have been performed at the time of such deposit in the Borrower Account.

16.2

Unless otherwise set forth in this Agreement, none of the Borrowers or the Guarantors may make payments of its obligations under this Agreement directly to the Lender, contrary to Article 16.1. In addition, none of the Borrowers or the Guarantors may perform its

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015 obligations under this Agreement by accord and satisfaction (daibutsu bensai) unless the Lender gives its prior approval in writing.

16.3	The payments by each Borrower and Guarantor under this Agreement shall be applied to the obligations in the order set forth below (with respect to each Guarantor, including the guarantee obligations for each Borrower’s obligations set forth in each item below):

(i)	those expenses to be borne by each Borrower or Guarantor under this Agreement, due and payable to a third party;

(ii)	those expenses to be borne by each Borrower or Guarantor under this Agreement, which the Lender has incurred in place of such Borrower or Guarantor, and default interest thereon;

(iii)	the default interest (other than the default interest set forth in Item (ii) of this Article 16.3) and the Break Funding Cost;

(iv)	the interest on the Loan; and

(v)	the principal of the Loan.

16.4	Upon the application under Article 16.3, if the amount to be applied falls short of the amount outlined in any of the items thereunder, with respect to the first item not fully covered (hereinafter referred to as the “Item Not Fully Covered”), the remaining amount after the application to the item of the previous highest order of priority shall be applied to the Item Not Fully Covered, in proportion to the amount of the individual payment obligations owed by each Borrower or Guarantor regarding the Item Not Fully Covered, which have become due and payable.

16.5	Unless otherwise required by the Laws and Ordinances, each Borrower and Guarantor shall not deduct Taxes and Public Charges from the amount of obligations to be paid pursuant to this Agreement. If any Borrower or Guarantor is required to deduct Taxes and Public Charges from the amount payable by such Borrower or Guarantor, such Borrower or Guarantor shall additionally pay the amount necessary in order for the Lender to be able to receive the amount that it would receive if no Taxes and Public Charges were imposed. In such case, such Borrower or Guarantor shall, within thirty (30) days from the date of payment, directly send to the Lender the certificate of such tax payment issued by the tax authorities in Japan or place of incorporation of such Guarantor or other competent governmental authorities.

16.6	If it is determined that the rate of the tax to be withheld from the interest payable by any Borrower to the Lender will be changed on or after the date of the execution of this Agreement, such Borrower shall notify the Lender thereof promptly after such determination.

17.	REPRESENTATIONS AND WARRANTIES BY EACH BORROWER AND GUARANTOR

17.1	Each Borrower represents and warrants to the Lender that each of the matters set forth below (not limited to the matters of such Borrower itself but also the matters of the other Borrowers) is true and correct as of the date of the execution of this Agreement and each Drawdown Date:

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

(i)	each Borrower is a corporation duly incorporated and validly existing under the Laws and Ordinances of Japan;

(ii)	the execution and delivery of, and the performance of the obligations under, this Agreement, and the consummation of any transactions contemplated hereby, by each Borrower are within the corporate purposes of such Borrower, and such Borrower has duly completed all procedures necessary therefor under the Laws and Ordinances, the articles of incorporation and other internal rules of such Borrower;

(iii)	the execution and delivery of, and the performance of the obligations under, this Agreement, and the consummation of any transactions contemplated hereby, by each Borrower do not result in any violation or breach of (a) the Laws and Ordinances, (b) the articles of incorporation and other internal rules of such Borrower, or (c) any material contract which binds such Borrower or the assets of such Borrower;

(iv)	the person who signed or attached his/her name and seal to this Agreement as the representative of each Borrower is authorized to sign or attach his/her name and seal to this Agreement as the representative of such Borrower by all procedures necessary pursuant to the Laws and Ordinances, the regulations equivalent to the articles of incorporation or other internal rules of such Borrower;

(v)	this Agreement constitutes legal, valid and binding obligations of each Borrower, enforceable against such Borrower in accordance with the terms of this Agreement;

(vi)	the latest Japan Accounting Documents prepared by each Borrower and submitted to the Lender in accordance with Article 5.1 (v)(i) or Article 18.1(1)(b) were accurately and duly prepared in light of Japan GAAP;

(vii)	to its knowledge, after the last day of the fiscal term ending in December 2014, there has occurred no material change, which is reasonably expected to result in a material adverse effect on the business, assets, or financial condition of any Borrower or Japanese Guarantor reflected in the Japan Accounting Documents for the fiscal term ending in December 2014 or which may materially adversely affect the performance of the obligations of any Borrower or Japanese Guarantor under this Agreement;

(viii)	no lawsuit has commenced or to its knowledge, is likely to commence with respect to any Borrower, which is reasonably expected to materially adversely affect the performance by any Borrower of the obligations under this Agreement;

(ix)	no event set forth in each item of Article 19.1 or 19.2 (including any event which may constitute any such event with notice or the passage of time, or both) has occurred; and

(x)	No Borrower is an Antisocial Force Related Party:

17.2	Each Guarantor (if a certain Guarantor is specifically referred to in each of the following items, that Guarantor) represents and warrants to the Lender (only with respect to itself) that each of the matters set forth below is true and correct as of the date of the submission of the Letter of Guarantee and each Drawdown Date thereafter:

(i)	such Guarantor is a legal entity duly incorporated and validly existing under the Laws and Ordinances of place of incorporation of such Guarantor;

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

(ii)	the execution and delivery of, and the performance of the obligations under, this Agreement, and the consummation of any transactions contemplated hereby, by such Guarantor are within the corporate purposes of such Guarantor, and such Guarantor has duly completed all procedures necessary therefor under the Laws and Ordinances, the articles of incorporation and other internal rules of such Guarantor;

(iii)	the execution and delivery of, and the performance of the obligations under, this Agreement, and the consummation of any transactions contemplated hereby, by such Guarantor do not result in any violation or breach of (a) the Laws and Ordinances, (b) the articles of incorporation and other internal rules of such Guarantor, or (c) any material contract which binds such Guarantor or the assets of such Guarantor;

(iv)	the person who signed or attached his/her name and seal to this Agreement as the representative of such Guarantor is authorized to sign or attach his/her name and seal to this Agreement as the representative of such Guarantor by all procedures necessary pursuant to the Laws and Ordinances, the articles of incorporation or other internal rules of such Guarantor;

(v)	this Agreement constitutes legal, valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with the terms of this Agreement;

(vi)	if such Guarantor is a Japanese Guarantor, the latest Japan Accounting Documents prepared by such Guarantor and submitted to the Lender in accordance with Article 15.1 (f) (including as applied under Article 15.2 and Article 15.3) or Article 18.2(1)(c) are accurately and duly prepared in light of Japan GAAP;

(vii)	if such Guarantor is a US Guarantor, the latest consolidated financial statements for the latest fiscal year and all the fiscal quarters following the end of the latest fiscal year that were filed by US Parent with the United States Securities and Exchange Commission (a) were prepared in accordance with US GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (b) fairly present in all material respects the financial condition of US Parent and its subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with US GAAP consistently applied throughout the period covered thereby, except, with respect to US GAAP application only, as otherwise expressly noted therein and subject, in the case of unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments;

(viii)	if such Guarantor is a Japanese Guarantor, to its knowledge, after the last day of the fiscal term ending in December 2014, there has occurred no material change, which is reasonably expected to result in a material adverse effect on the business, assets, or financial condition of any Borrower or Japanese Guarantor reflected in the Japan Accounting Documents for the fiscal term ending in December 2014 or which may materially adversely affect the performance of the obligations of any Borrower or Japanese Guarantor under this Agreement;

(ix)	if such Guarantor is a US Guarantor, to its knowledge, after the last day of the fiscal term ending in December 2014, there has occurred no change that has not been publically disclosed in filings by US Parent with the United States Securities and Exchange Commission, which is reasonably expected to result in a material adverse effect on the business, assets, or financial condition of any Borrower or Guarantor or which may materially adversely affect the performance of the obligations of any Borrower or Guarantor under this Agreement;

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

(x)	no lawsuit, arbitration, administrative procedure or any other dispute has commenced or, to its knowledge, is threatened in writing with respect to such Guarantor, which is reasonably expected to materially adversely affect the performance by such Guarantor of its obligations under this Agreement;

(xi)	no event set forth in each item of Article 19.1 or 19.2 (including any event which may constitute any such event with notice or the passage of time, or both) has occurred;

(xii)	no Guarantor is an Antisocial Force Related Party;

(xiii)	the ratio of the total direct and indirect capital contribution of US Parent and EJKK to EJE is 100%;

(xiv)	the ratio of the direct capital contribution of US Parent to EJKK is 100%; and

(xv)	the ratio of the total direct and indirect capital contribution of US Parent to QAON is 100%.

18.	COVENANTS OF EACH BORROWER AND GUARANTOR

18.1	(1)	Each Borrower covenants to perform, at its expense, the matters set forth in each of the following items on and after the date of the execution of this Agreement, and until All Borrowers and All Guarantors complete the performance of all of their obligations under this Agreement to the Lender:

(a)	if any Borrower becomes aware that any event set forth in each item of Article 19.1 or 19.2 (including any event which may constitute any such event with notice or the passage of time, or both) has occurred, or is likely to occur, each such Borrower shall promptly notify the Lender thereof;

(b)	(i) if each Borrower prepares its Japan Accounting Documents, such Borrower shall promptly submit a copy thereof to the Lender; and (ii) in preparing the Japan Accounting Documents, such Borrower shall accurately and duly prepare them in light of Japan GAAP;

(c)	(i) if each Borrower prepares a non-consolidated and unaudited trial balance (shisan hyo) (provided, however, that such Borrower shall prepare a trial balance (shisan hyo) for each quarterly period), such Borrower shall promptly submit a copy thereof to the Lender; and (ii) in preparing a trial balance (shisan hyo), such Borrower shall accurately and duly prepare them in light of US GAAP;

(d)	if each Borrower prepares its Japan Accounting Documents in accordance with Article 18.1(1)(b) for any fiscal term ending on or after the date of the execution of this Agreement, such Borrower shall promptly submit to the Lender a document in the form attached hereto as Exhibit G whereby the situation of compliance with each of the matters set forth in Articles 18.1(2) and 24.1 may be confirmed;

(e)	each Borrower shall promptly provide the Lender such additional information regarding the business or financial affairs of each Borrower as is reasonably

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015 available, or regarding compliance with the terms of this Agreement as the Lender may from time to time reasonably request;

(f)	if any Borrower’s Officer becomes aware of occurrence of any material change with respect to (i) the conditions of the assets, management or businesses of any Borrower or Japanese Guarantor or (ii) the conditions of the assets, management or businesses regarding the Solar Business Assets, or commencement of any lawsuit, which may materially affect the performance of the obligations of any Borrower or Japanese Guarantor under this Agreement, such Borrower shall promptly notify the Lender thereof; and

(g)	if any Borrower’s Officer becomes aware of that any of the matters set forth in each item of Article 17.1 or 17.2 is untrue, such Borrower shall promptly notify the Lender thereof.

(2)	Each Borrower shall not grant any security to secure any obligations of any Borrower, any Guarantor or any third party on and after the date of the execution of this Agreement, and until All Borrowers and All Guarantors complete the performance of all of their obligations under this Agreement to the Lender, unless the Lender gives its prior written consent; provided, however, that this provision shall not apply to the cases where such granting falls under any of the following items and, in the case of any transaction under item (e) below, such Borrower has given a prior written notice to the Lender thereof. For the purpose of this Article 18.1(2), the granting of security shall mean the granting of security interests (including a continuing collateral security interest (ne-tanpo-ken); the same shall apply hereinafter in this Article 18.1(2)) on any assets of such Borrower, or the pre-engagement agreement for the granting of security interests on any assets of such Borrower, and does not include any security interest granted pursuant to the Laws and Ordinances, such as lien (sakidori tokken) or possessory lien (ryuchiken):

(a)	the cases where such granting of security is required by the Laws and Ordinances;

(b)	the cases where such Borrower acquires assets on which security interests have already been granted (including the cases where such Borrower acquires assets on which security interests have already been granted, upon its merger, demerger, or business transfer);

(c)	the cases where such Borrower grants any security over any cargo or the bill of lading relevant to the import and export when entering into any foreign exchange transaction in respect of the import and export;

(d)	the cases where such Borrower grants any security in accordance with a pre-engagement agreement for the granting of security interests without a breach of this Agreement;

(e)	the cases where any of the Borrowers or Japanese Guarantors, individually or jointly, grants any security securing any obligation not to exceed six hundred million yen (JPY 600,000,000) in the aggregate at any one time outstanding; provided, however, that funds obtained by owing such obligation shall be used solely for the purpose of working capital, maintenance capital expenditures or integration capital expenditures of the Borrowers or Japanese Guarantors; and

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

(f)	the cases where such Borrower grants any security over the subject assets of any Permitted Financial Obligations to secure the Permitted Financial Obligations.

(3)	Each Borrower covenants to comply with the matters set forth in each of the following items, on and after the date of the execution of this Agreement, and until All Borrowers and All Guarantors complete the performance of all of their obligations under this Agreement to the Lender:

(a)	each Borrower shall maintain licenses and other similar permits that are necessary to conduct its main business, and continue to carry out the business in compliance with all Laws and Ordinances, except where the failure to maintain such licenses or permits could not reasonably be expected to result in a material adverse effect on such Borrower’s business, assets or financial condition or ability to satisfy its obligations under this Agreement;

(b)	each Borrower shall not change its main business in any material respect;

(c)	unless otherwise specified in the Laws and Ordinances, each Borrower shall not subordinate the payments of any and all of its debts under this Agreement to the payments of any unsecured and unsubordinated debts (including any secured debts that will not be fully collected after the foreclosure sale of the security), or at least shall treat them pari passu;

(d)	(i)	each Borrower shall not bear any new Financial Obligations having a third party outside Equinix Group as creditor except:

(A)	the Permitted Financial Obligations;

(B)	the cases where any of the Borrowers or Japanese Guarantors, individually or jointly, bear any new Financial Obligations having a third party outside Equinix Group as creditor not to exceed six hundred million yen (JPY 600,000,000) at any one time outstanding in the aggregate; provided, however, that that funds obtained by owing such obligation shall be used solely for the purpose of working capital, maintenance capital expenditures or integration capital expenditures of the Borrowers or Japanese Guarantors;

(C)	the Permitted Treasury Obligations; and

(ii)	each Borrower shall not bear any intercompany loan (including corporate bond) obligations having Equinix Group as creditor other than Permitted Intercompany Loans;

(e)	unless each Borrower gives prior written notice to the Lender, such Borrower will not issue shares (of any type; including stock acquisition rights) other than the Equinix Group.

(f)

unless the Lender gives its prior consent, each Borrower shall not implement any merger (gappei), demerger (kaisha bunkatsu), share exchange (kabushiki kokan) or share transfer (kabushiki iten) of, any acceptance of all or part of the material business or assets of a third party (collectively, “Mergers and

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

Consolidations”) by, such Borrower or its Subsidiary or Affiliate, which transaction will or may materially cause adverse effects on the performance by any Borrower or Guarantor of the obligations under this Agreement except:

(i)	intercompany Mergers and Consolidations between companies which are directly or indirectly wholly owned by US Parent so long as, in place of the disappearing company (in the case of merger), splitting company (in the case of demerger), wholly-owning parent company (in the case of share exchange or share transfer), as the case may be, which is a Guarantor, the surviving company (in the case of merger), succeeding company (in the case of demerger), wholly-owned subsidiary (in the case of share exchange or share transfer),as the case may be, becomes a new Guarantor by following substantially the same process as provided in Article 15.2;

(g)	each Borrower shall not be an Antisocial Force Related Party;

(h)	each Borrower shall not commit, or cause any third party to commit, any of the Antisocial Acts; and

(i)	unless the Lender gives its prior written consent, each Borrower shall not alter the terms of Permitted Intercompany Loan to the extent that such alteration would adversely affect the Lender in material respects; provided however that alterations of the terms which will not satisfy the Subordination Requirements are deemed to be a breach of this item.

(4)	If each Borrower receives any service of an order for provisional attachment (kari sashiosae), preservative attachment (hozen sashiosae), or attachment (sashiosae) with respect to the Loan Receivables (including any similar procedure taken in any jurisdiction outside Japan), such Borrower shall promptly notify in writing the Lender to that effect, together with a copy of such order.

18.2	(1)	Each Guarantor (or, if a certain Guarantor is specifically referred to in each of the following items, that Guarantor) covenants to perform, at its expense, the matters set forth in each of the following items on and after the date of the execution of this Agreement, and until All Borrowers and All Guarantors complete the performance of all of their obligations under this Agreement to the Lender:

(a)	if any Guarantor becomes aware that any event set forth in each item of Article 19.1 or 19.2 (including any event which may constitute any such event with notice or the passage of time, or both) has occurred, or is likely to occur, such Guarantor shall promptly notify the Lender thereof;

(b)

US Parent shall promptly provide to the Lender a copy of the financial statements that US Parent files with the United States Securities and Exchange Commission or shall promptly notify the Lender when such financial statements have been posted to an internet website accessible by the Lender, which financial statements shall (i) be prepared in accordance with US GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of US Parent and its subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with US GAAP consistently applied throughout the period covered

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015 thereby, except, with respect to US GAAP application only, as otherwise expressly noted therein and subject, and in the case of unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments;

(c)	(i) if each Japanese Guarantor prepares the Japan Accounting Documents, such Japanese Guarantor shall promptly submit a copy thereof to the Lender; and (ii) in preparing the Japan Accounting Documents, such Japanese Guarantor shall accurately and duly prepare them in light of Japan GAAP;

(d)	(i) if each Japanese Guarantor prepares a non-consolidated and unaudited trial balance (shisan hyo) (provided, however, that such Japanese Guarantor shall prepare a trial balance (shisan hyo) for each quarterly period of its fiscal term), such Japanese Guarantor shall promptly submit a copy thereof to the Lender; and (ii) in preparing a trial balance (shisan hyo), such Japanese Guarantor shall accurately and duly prepare them in light of US GAAP;

(e)	if each Japanese Guarantor prepares the Japan Accounting Documents in accordance with Article 18.2(1)(c) for any fiscal term ending on or after the date of the execution of this Agreement, such Japanese Guarantor shall promptly submit to the Lender a document in the form attached hereto as Exhibit H whereby the situation of compliance with the matter set forth in Article 18.2(2) may be confirmed;

(f)	each Guarantor shall promptly provide the Lender with such additional information regarding the business or financial affairs of such Guarantor as is reasonably available or regarding compliance with the terms of Agreement, as the Lender may from time to time reasonably request;

(g)	if any Japanese Guarantor’s Officer becomes aware of occurrence of any material change with respect to the conditions of the assets, management or businesses of each Borrower or Japanese Guarantor, or commencement of any lawsuit, which may materially affect the performance of the obligations of any Borrower or Japanese Guarantor under this Agreement, such Japanese Guarantor shall promptly notify the Lender thereof;

(h)	if any Japanese Guarantor’s Officer becomes aware that any of the matters set forth in each item of Article 17.1 or 17.2 is untrue, such Japanese Guarantor shall promptly notify the Lender thereof;

(i)	each US Guarantor shall submit to the Lender on a quarterly basis, a certificate of the US Guarantor’s Officer certifying whether or not such US Guarantor’s Officer is aware that any of the matters set forth in each item of Article 17.1 or 17.2 is untrue; and

(j)	if any change has occurred with respect to the short-term or long-term debt rating of US Parent (including the cases where the rating is newly given or the rating is withdrawn), US Parent shall promptly notify the Lender to that effect.

(2)

Each Japanese Guarantor shall not grant any security to secure any obligations of any Borrower, any Guarantor or any third party on and after the date of the execution of this Agreement, and until All Borrowers and All Guarantors complete the performance of all of their obligations under this Agreement to the Lender, unless the Lender gives

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015 its prior written consent; provided, however, that this provision shall not apply to the cases where such granting falls under any of the following items and, in the case of any transaction under item (e) below, such Japanese Guarantor has given a prior written notice to the Lender thereof. For the purpose of this Article 18.2(2), the granting of security shall mean the granting of security interests (including a continuing collateral security interest (ne-tanpo-ken); the same shall apply hereinafter in this Article 18.2(2)) on any assets of such Japanese Guarantor, or the pre-engagement agreement for the granting of security interests on any assets of such Japanese Guarantor, and does not include any security interest granted pursuant to the Laws and Ordinances, such as lien (sakidori tokken) or possessory lien (ryuchiken):

(a)	the cases where such granting of security is required by the Laws and Ordinances;

(b)	the cases where such Japanese Guarantor acquires assets on which security interests have already been granted (including the cases where such Japanese Guarantor acquires assets on which security interests have already been granted, upon its merger, demerger, or business transfer);

(c)	the cases where such Japanese Guarantor grants any security over any cargo or the bill of lading relevant to the import and export when entering into any foreign exchange transaction in respect of the import and export;

(d)	the cases where such Japanese Guarantor grants any security in accordance with a pre-engagement agreement for the granting of security interests without a breach of this Agreement;

(e)	the cases where any of the Borrowers or Japanese Guarantors, individually or jointly, grants any security securing any obligation not to exceed six hundred million yen (JPY 600,000,000) in the aggregate at any one time outstanding; provided, however, that funds obtained by owing such obligation shall be used solely for the purpose of working capital, maintenance capital expenditures or integration capital expenditures of the Borrowers or Japanese Guarantors; and

(f)	the cases where such Japanese Guarantor grants any security over the subject assets of any Permitted Financial Obligations to secure the Permitted Financial Obligations.

(3)	Each Guarantor (or, if a certain Guarantor is specifically referred to in each of the following items, that Guarantor) covenants to comply with the matters set forth in each of the following items, on and after the date of the execution of this Agreement, and until All Borrowers and All Guarantors complete the performance of all of their obligations under this Agreement to the Lender:

(a)	each Guarantor shall maintain licenses and other similar permits that are necessary to conduct its main business, and continue to carry out the business in compliance with all Laws and Ordinances, except where the failure to maintain such licenses or permits could not reasonably be expected to result in a material adverse effect on such Guarantor’s business, assets or financial condition or ability to satisfy its obligations under this Agreement;

(b)	each Guarantor shall not change its main business in any material respect;

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

(c)	US Parent shall cause its Subsidiaries and Affiliates to carry out their businesses so as to satisfy the REIT Requirements;

(d)	unless otherwise specified in the Laws and Ordinances, each Guarantor shall not subordinate the payments of any and all of its debts under this Agreement to the payments of any unsecured and unsubordinated debts (including any secured debts that will not be fully collected after the foreclosure sale of the security), or at least shall treat them pari passu;

(e)	the Target and its wholly owned Subsidiaries shall repay in full or otherwise extinguish the Target Financial Obligations as soon as practically possible after the settlement of the Tender Offer are completed no later than forty-five (45) Business Days after the settlement of the Tender Offer, provided however that if there are any outstanding Target Financial Obligations not fully paid-off or otherwise extinguished as of thirty (30) days after the settlement of the Tender Offer, the Borrowers shall, within the same day, report to the Lender in writing (i) the detailed information of such Target Financial Obligations, (ii) the status of negotiation with the creditors thereof and (iii) the reason why the Target has not completed the repayment thereof;

(f)	(i)	each Guarantor shall not bear any new Financial Obligations having a third party outside Equinix Group as creditor, except:

(A)	in the case of US Guarantors, Financial Obligations that are not prohibited from being incurred under the US Guarantor Existing Material Debt Documents;

(B)	in the case of Japanese Guarantors, (1) the Permitted Financial Obligations, (2) any of the Borrowers or Japanese Guarantors, individually or jointly, may bear any new Financial Obligations having a third party outside Equinix Group as creditor not to exceed six hundred million yen (JPY 600,000,000) at any time outstanding in the aggregate; provided, however, that that funds obtained by owing such obligation shall be used solely for the purpose of working capital, maintenance capital expenditures or integration capital expenditures of the Borrowers or Japanese Guarantors and (3) the Permitted Treasury Obligations; and

(ii)	each Guarantor shall not bear any intercompany loan (including corporate bond) obligations having Equinix Group as creditor unless such intercompany loans are Permitted Intercompany Loans;

(g)	unless the Lender gives its prior consent, each Japanese Guarantor shall not implement any Mergers and Consolidations by such Guarantor or its Subsidiary or Affiliate, which transaction will or may materially cause adverse effects on the performance by any Borrower or Guarantor of the obligations under this Agreement, except:

(i)

intercompany Mergers and Consolidations between companies which are directly or indirectly wholly owned by US Parent so long as, in place of the disappearing company (in the case of merger), splitting company (in the case of demerger), wholly-owning parent company

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

(in the case of share exchange or share transfer), which is a Guarantor, the surviving company (in the case of merger), succeeding company (in the case of demerger), wholly-owned subsidiary (in the case of share exchange or share transfer), as the case may be, becomes a new Guarantor by following substantially the same process as provided in Article 15.2;

(h)	each Guarantor shall not become an Antisocial Force Related Party;

(i)	each Guarantor shall not commit, or cause any third party to commit, any of the Antisocial Acts;

(j)	US Parent and EJKK shall maintain the ratio of their direct or indirect capital contribution to EJE at 100%. For the avoidance of doubt, this item (j) shall not be interpreted to prohibit intercompany Mergers and Consolidations of EJKK and EJE permitted without the consent of the Lender pursuant to Article 18.2 (3)(g);

(k)	US Parent shall maintain its direct or indirect ownership of the Target equal to (i) at least 66 2/3 % from and after the settlement of the Tender Offer but before the completion of the Squeeze Out Procedures and (ii) 100% from and after the completion of the Squeeze Out Procedures. For the avoidance of doubt, this item (k) shall not be interpreted to prohibit intercompany Mergers and Consolidations of the Target permitted without the consent of the Lender pursuant to Article 18.2 (3)(g); and

(l)	unless the Lender gives its prior written consent, each Guarantor shall not alter the terms of Permitted Intercompany Loan to the extent that such alternation would adversely affect the Lender in material respects; provided however that alterations of the terms which will not satisfy the Subordination Requirements are deemed to be a breach of this item.

(4)	If each Guarantor receives any service of an order for provisional attachment (kari sashiosae), preservative attachment (hozen sashiosae), or attachment (sashiosae) with respect to the right to claim the performance of the guarantee obligations against such Guarantor, such Guarantor shall promptly notify in writing the Lender to that effect, together with a copy of such order.

19.	EVENT OF DEFAULT

19.1	If any of the events set forth in the items below has occurred, all of the obligations of All Borrowers under this Agreement payable to the Lender shall automatically become due and payable without any notice or demand by the Lender (as a borrower of the Loans, only to the extent such Borrower actually borrows pursuant to Articles 4.1 and 6.1), and All Borrowers shall immediately pay the principal of and interest on the Loan and the Break Funding Cost and any other payment obligation that All Borrowers owe pursuant to this Agreement, in accordance with the provisions of Article 16:

(i)

if any payment by any Borrower or Guarantor has been suspended (shiharai teishi), or if a petition (including any similar petition filed in any jurisdiction outside Japan) for the commencement of any Insolvency Proceedings is filed against any Borrower or

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

Guarantor except the cases where such petition for the commencement of Insolvency Proceedings is frivolous or abusive on its face;

(ii)	if any Borrower or Guarantor adopts a resolution for dissolution or is given an order for dissolution, except as a result of Mergers and Consolidations or a dissolution of such Borrower or Guarantor that, in each case, is permitted under this Agreement;

(iii)	if any Borrower or Guarantor abolishes its major business, except as a result of Mergers and Consolidations or a dissolution of such Borrower or Guarantor that, in each case, is permitted under this Agreement;

(iv)	if any Borrower or Guarantor has received a disposition to suspend transactions with a clearinghouse (including any similar disposition in any jurisdiction outside Japan), or a disposition to suspend transactions by densai.net Co., Ltd. or a similar disposition by any other electronic monetary claim recording institution (including any similar disposition in any jurisdiction outside Japan); or

(v)	if any order or notice of provisional attachment (kari sashiosae), preservative attachment (hozen sashiosae) or attachment (sashiosae) (including any similar procedure taken in any jurisdiction outside Japan) has been sent out, or any adjudication that orders an enforcement of preservative attachment (hozen sashiosae) or attachment (sashiosae) (including any similar adjudication rendered in any jurisdiction outside Japan) has been rendered, with respect to the deposit receivables or other receivables held by any Borrower or Guarantor against the Lender, and such order or notice has not been cancelled within 10 days.

19.2	If any of the events set forth in the items below has occurred, all of the obligations of All Borrowers under this Agreement payable to the Lender shall become due and payable upon notice to All Borrowers and All Guarantors from the Lender (as a borrower of the Loans, only to the extent such Borrower actually borrows pursuant to Articles 4.1 and 6.1), and All Borrowers shall immediately pay the principal of and interest on the Loan and the Break Funding Cost and any other payment obligation that All Borrowers owe pursuant to this Agreement, in accordance with the provisions of Article 16:

(i)	if any Borrower or Guarantor has defaulted in performing when due its monetary obligations, whether under this Agreement or not, payable to the Lender in whole or in part;

(ii)	if any of the matters set forth in the items of Article 17.1 or 17.2 has been found to be untrue, except in minor respects, and it has not been cured within ten (10) Business Days;

(iii)	except for the cases set forth in Item (i) of this Article 19.2, if any Borrower or Guarantor has breached any of its obligations under this Agreement (or, in the case such breach is curable, if any Borrower or Guarantor has committed such breach and such breach has not been cured within ten (10) Business Days);

(iv)	if any of the outstanding corporate bonds issued by any Borrower or Guarantor has been accelerated;

(v)

if (a)(i) any Borrower or Guarantor has defaulted in performing all or part of the payment of its monetary obligations (in the case of any Borrower or Japanese Guarantor, limited to the monetary obligations whose amount is one hundred million

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015 yen (JPY 100,000,000) or more in the aggregate; in the case of any US Guarantor, limited to those monetary obligations a default by such US Guarantor in the payment of which results in an event of default under any of the US Guarantor Existing Material Debt Documents) other than those under this Agreement, or any of such obligations has been accelerated or (ii) if any Borrower or Guarantor has defaulted in performing its guarantee obligations (in the case of any Borrower or Japanese Guarantor, limited to the guarantee whose amount is one hundred million yen (JPY 100,000,000) or more in the aggregate; in the case of any US Guarantor, limited to those guarantee obligations a default by such US Guarantor in the performance of which results in an event of default under any of the US Guarantor Existing Material Debt Documents) for the benefit of a third party when such guarantee obligations have become due and payable; and (b) such default has not been cured within two (2) Business Days;

(vi)	if any Borrower or Guarantor has suspended its material business or received dispositions, such as a suspension of business or the like (including any similar disposition in any jurisdiction outside Japan), from the competent government authority;

(vii)	if a petition for specific conciliation (tokutei chotei) (including any similar petition filed in any jurisdiction outside Japan) has been filed with respect to any Borrower or Guarantor; or

(viii)	except for each of the foregoing items, if the business or financial condition of any Borrower or Guarantor has deteriorated, and the necessity arises to preserve its receivables.

19.3	If a notice dispatched by the Lender to any Borrower or Guarantor pursuant to Article 19.2 has been delayed or has not been delivered due to the fault of any Borrower or Guarantor, all of the obligations of All Borrowers under this Agreement shall become due and payable at the time when such notice should have been delivered to such Borrower, and such Borrower shall immediately pay the principal of and interest on the Loan and the Break Funding Cost and any other payment obligations that All Borrowers and All Guarantors owe pursuant to this Agreement, in accordance with the provisions of Article 16.

19.4	If the event set forth in Item (v) of Article 19.1 has occurred, the Lender shall notify All Borrowers and All Guarantors of such occurrence of the event when the Lender becomes aware of the occurrence.

20.	SET-OFF

20.1

When any Borrower or Guarantor is required to perform its obligations to the Lender upon their due date, or upon acceleration or otherwise, (a) the Lender may set off the receivables that it has against such Borrower or Guarantor under this Agreement, against its deposit obligations, the obligations under an insurance contract or other obligations that it owes to such Borrower or Guarantor, regardless of whether or not such obligations are due and payable, notwithstanding the provisions of Article 16.2, and (b) the Lender may also omit giving prior notice and following the prescribed procedures, receive a refund of the deposited amount on behalf of such Borrower or Guarantor and apply this amount to the payment of obligations. The interest, Break Funding Cost and default interest and other payment for the receivables and obligations involved in such a set-off or application to payment shall be calculated on the premise that such receivables and obligations shall be extinguished on the

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015 day of such calculation. In such calculation, the rate therefor shall be in accordance with the provisions of the agreements related to the rate therefor, and the foreign exchange rate at the time such calculation is made, as reasonably determined by the Lender, shall be applied. The application in such cases shall be made in accordance with the provisions of Articles 16.3 and 16.4.

20.2	If it is necessary for each Borrower or Guarantor to preserve its receivables, such Borrower or Guarantor may set off (i) the deposit receivables, the receivables under the insurance contract or any other receivables that it has against the Lender and that became due, against (ii) the obligations that it owes to the Lender under this Agreement and that became due and payable, notwithstanding the provisions of Article 16.2. In this case, such Borrower or Guarantor shall give written set-off notice to the Lender and promptly submit to the Lender the receivable certificates for the deposit receivables, the receivables under the insurance contract or other receivables being set off and the passbook impressed with the seal of the seal impression submitted. The interest and default interest for the receivables and obligations involved in such a set-off shall be calculated on the premise that such receivables and obligations shall be extinguished on the day of receipt of such set-off notice. In such calculation, the interest rate and default interest rate shall be in accordance with the provisions of the agreements related to such interest rate and default interest rate, and the foreign exchange rate at the time such calculation is made, as reasonably determined by the Lender, shall be applied. The application in such cases shall be made in accordance with the provisions of Articles 16.3 and 16.4.

20.3	In the cases where the principal of a Loan is repaid or set off (including, without limitation, the cases where the principal of such Loan is extinguished as a result of a set-off in accordance with the provisions of Article 20.1 and the cases where the guarantee obligation of any Guarantor for the principal of such Loan is repaid or set off) on any day other than an Interest Payment Date due to a reason not attributable to the Lender, if the Reinvestment Rate related to the Loan so repaid or set off falls below the Applicable Interest Rate for the Interest Calculation Period to which the date of such repayment or set-off belongs, the relevant Borrower shall, in accordance with the provisions of Article 16, pay to such Lender the Break Funding Cost in relation to such repayment or set-off, on the same day as such repayment or set-off, unless otherwise set forth in this Agreement.

21.	AMENDMENT TO THIS AGREEMENT

This Agreement may not be amended except as agreed in writing by All Borrowers, All Guarantors, and the Lender.

22.	ASSIGNMENT OF STATUS AS A PARTY

22.1	Each Borrower may not assign to any third party its status as a party under this Agreement, or its rights and obligations under this Agreement, unless other Borrowers, the Lender and All Guarantors give their prior consent in writing; provided, however, the Target may assume the obligations of each Borrower under this Agreement in connection with the consolidation or merger of such Borrower with the Target resulting in the Target as surviving company.

22.2

No Guarantor may transfer its status as a party under this Agreement, or its rights and obligations under this Agreement, unless All Borrowers, other Guarantors, and the Lender give their prior consent in writing; provided, however, that any direct or indirect wholly-owned subsidiary of US Parent may assume the obligations of a Guarantor (other than US Parent) in

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015 connection with the consolidation or merger of such Guarantor with such direct or indirect wholly-owned subsidiary resulting in such direct or indirect wholly-owned subsidiary as the surviving company.

22.3	The Lender may not assign to any third party its status as a party under this Agreement, or its rights and obligations under this Agreement, unless All Borrowers and All Guarantors give their prior consent in writing.

23.	ASSIGNMENT OF LOAN RECEIVABLES, ETC.

The Lender may not assign to any third party all or part of its Loan Receivables, whether or not along with its rights and obligations and any other status as a party under this Agreement associated with such Loan Receivables, unless All Borrowers and All Guarantors give their prior consent in writing.

24.	COLLECTION FROM A THIRD PARTY

24.1	Other than the guarantee provided by each Guarantor under this Agreement, each Borrower shall not, on or after the date of the execution of this Agreement, consign any third party (other than a party that is or becomes part of the Equinix Group) to guarantee (including any guarantee by encumbrance of property but not including any continuing guarantee (ne-hosho) or any guarantee by encumbrance of property that is a continuing collateral security (ne-tanpo)) the performance of obligations by each Borrower under this Agreement, nor shall each Borrower make any third party (other than a party that is or becomes part of the Equinix Group) assume or perform its obligations under this Agreement, unless it obtains prior consent in writing from the Lender.

24.2	The Lender may receive the repayment of the obligations of a Borrower or a Guarantor under this Agreement from a third party (provided, however, that such third party does not include any Guarantor defined as such in this Agreement), if all the requirements set forth in the items below are fulfilled (provided that, in the case of (a) execution of any security interests granted by a guarantor under any guarantee by encumbrance of property, (b) payment with the proceeds from any discretional sale of the assets subject to such security interests, or (c) payment through accord and satisfaction (daibutsu bensai) of the assets subject to such security interests, if only the requirement set forth in Item (i) below is fulfilled). The provisions of Article 16.2 shall not apply to the receipt of the repayment in accordance with this Article 24.2:

(i)	the repayment is made (a) as the result of execution of any security interests granted by a guarantor under any guarantee by encumbrance of property, (b) as payment with the proceeds from any discretional sale of the assets subject to such security interests, or (c) as payment through accord and satisfaction (daibutsu bensai) of the assets subject to such security interests; and

(ii)	when the third party exercises against any Borrower or Guarantor its right to receive indemnification from such Borrower or Guarantor obtained as a result of the repayment made by it to the Lender and its right to the receivables to which it has become entitled by subrogating the Lender, it shall consent in writing to treat such rights in the same way as the receivables in relation to such repayment and to be bound by the provisions of this Agreement to such extent, and to submit such written consent to the Lender.

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

25.	GENERAL PROVISIONS

25.1	Consent

In case consent or approval of a party to this Agreement is required pursuant to each provision of this Agreement, such consent or approval shall not be unreasonably withheld, delayed or rejected unless otherwise stated herein.

25.2	Confidentiality Obligations

The Lender shall maintain the confidentiality of all information provided by the Borrowers or the Guarantors to the Lender in connection with the Agreement, except:

(i)	upon the assignment of status as a party pursuant to the provisions of Article 22 or an assignment of the Loan Receivables, etc. pursuant to the provisions of Article 23, the Lender may disclose any information with regard to this Agreement to the Assignee (including the Successive Lender set forth in Article 22) or a person considering becoming an Assignee (including an intermediary of such assignment), on the condition that the Lender imposes the confidentiality obligations on the other party. The information with regard to this Agreement referred to in this Item (ii) shall mean any information regarding the credit of each Borrower and Guarantor that has been obtained in connection with this Agreement, any information regarding the content of this Agreement and other information incidental thereto, and any information regarding the content of the Loan Receivables, etc. to be assigned and other information incidental thereto, and shall not include any information regarding the credit of each Borrower and Guarantor that has been obtained in connection with any agreement other than this Agreement.

(ii)	the Lender may disclose information with regard to this Agreement, to the extent reasonably necessary, upon an order, direction, request, or the like made pursuant to applicable laws or made by administrative agencies, judicial agencies or other relevant authorities, or central banks or self-regulatory agencies in or outside Japan, or may disclose information with regard to this Agreement to an attorney, judicial scrivener, certified public accountant, accounting firm, tax accountant, rating agency, or any other expert who needs to receive the disclosure of confidential information in relation to his/her work. The Lender may also disclose information with regard to this Agreement to its Parent Company, Subsidiary, and Affiliate to the extent necessary and appropriate for internal control purposes.

25.3	Risk Bearing, Exemption, and Compensation and Indemnification

(i)	If any documents furnished by any Borrower or Guarantor to the Lender have been lost, destroyed or damaged for any unavoidable reasons, such as an incident or a natural disaster, such Borrower or Guarantor shall, upon consultation with the Lender, perform its obligations under this Agreement based on the records, such as books and vouchers, of the Lender. Such Borrower or Guarantor shall, upon the request of the Lender, promptly prepare substitute documents and furnish them to the Lender.

(ii)

If the Lender performs transactions after comparing, with due care, the signature or seal impression of the representative or agent of each Borrower or Guarantor to be used for the transactions in relation to this Agreement with the signature or seal

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015 impression submitted by such Borrower or Guarantor in advance, such Borrower or Guarantor shall bear any Damages incurred as a result of an event such as forgery, alteration or theft of the seals.

(iii)	None of the Borrowers or the Guarantors will make any claim against the Lender for any Damages incurred by such Borrower or Guarantor as a result of the Lender taking any actions permitted under this Agreement to the extent such actions are not made negligently (including deciding not to make the Loan and providing the Borrowers and All Guarantors with a notice in accordance with Article 19.2) due to a violation of this Agreement by such Borrower or Guarantor or the fact that any of the items in Article 17.1 or 17.2 is not true (including the fact that any of the matters set forth in Item (x) of Article 17.1 or Item (x) of Article 17.2 is not true, a violation of Item (g) or (h) of Article 18.1(3) by any Borrower, or a violation of Item (h) or (i) of Article 18.2(3) by any Guarantor; hereinafter referred to as a “Breach of Obligations by Borrower, Etc.” in this Item (iii)). Any Borrower or Guarantor shall bear any Damages incurred by the Lender that arise as a result of a Breach of Obligations by Borrower, Etc. within reasonable cause.

25.4	Currency Indemnity

(i)	In the event that a judgment or order is rendered or issued by any court for the payment of the principal of or interest on the Loan or any other amount payable to the Lender under this Agreement, and such judgment or order is expressed in a currency other than the currency in which the obligations of the Borrowers under this Agreement must be paid (hereinafter referred to as the “Currency of Payment” in this Item (i)), or is expressed in the Currency of Payment but is to be enforced in a currency other than the Currency of Payment, any amount received or recovered in such other currency by the Lender in respect of such judgment or order shall only constitute a discharge to each Borrower or Guarantor to the extent of the amount received or recovered in the Currency of Payment and each Borrower and Guarantor shall undertake to pay to the Lender the amount necessary to make up any deficiency arising or resulting from any variation in rates of exchange between (a) the date as of which any amount expressed in the Currency of Payment is (or is to be treated as) converted into such other currency for the purposes of any such judgment or order and (b) the date or dates of discharge of such judgment or order (or a part thereof). The undertaking in this Item (i) shall constitute a separate and independent obligation of each Borrower or Guarantor from its other obligations, shall give rise to a separate and independent cause of action against each Borrower or Guarantor, shall apply irrespective of any indulgence granted by the Lender from time to time, and shall continue in full force and effect notwithstanding any judgment or order.

(ii)	Each Guarantor hereby agrees that Article 448 of the Civil Code of Japan does not apply to such obligations.

25.5	Severability

Even if any provision which constitutes a part of this Agreement becomes null, illegal or unenforceable, the validity, legality and enforceability of all the other provisions shall in no way be prejudiced or affected.

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

25.6	Exception to Application of Bank Transactions Agreements

The Agreement on Bank Transactions and the Agreement on Financial Transactions shall not apply to this Agreement or the transactions contemplated under this Agreement.

25.7	Notices

(i)	Any notice under this Agreement shall be made in writing expressly stating that it is made for the purpose of this Agreement, and shall be given by any of the methods set forth in Sub-items (a) through (c) below to the address or the facsimile number of the receiving party set forth in “Contact Information” of Schedule 1 attached hereto. Each party to this Agreement may change its contact information by giving notice thereof to the Agent:

(a)	personal delivery;

(b)	registered mail or courier service; or

(c)	transmission by facsimile.

(ii)	The notice pursuant to Item (i) above shall be deemed to have been delivered at the time, in the case of transmission by facsimile, when the receipt of the facsimile is confirmed by the facsimile transmitter of the sender, and in the case of any other methods, when actually received.

25.8	Changes in Notified Matters

(i)	In the case of any changes to the matters for which each Borrower or Guarantor has given notice to the Lender (such as the trade name or name, representative, agent, signature, seal or address), such Borrower or Guarantor shall promptly notify the Lender of such changes in writing.

(ii)	If any notice to be given under this Agreement is delayed or not delivered as a result of the failure to comply with the notice requirements set forth in Item (i) above, such notice shall be deemed to have been provided as of the date and time when it should have been received under normal circumstances.

25.9	Funds Transfer

Fees for the payments made under this Agreement from a party to this Agreement to any of the other parties to this Agreement shall be borne by the party who makes such payment.

25.10	Calculations

Unless otherwise expressly set forth with respect to any calculation made under this Agreement, all calculations shall be made on a day-to-day basis, inclusive of the first day and exclusive of the last day, and on the basis of a year of 365 days, wherein the division shall be done at the end of the calculation, and fractions less than one yen (JPY 1) shall be rounded down.

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

25.11	Preparation of Notarized Deeds

Each Borrower and Guarantor shall, at any time upon the request of the Lender, take the necessary procedures to cause a notary public to execute a notarized deed in which such Borrower or Guarantor acknowledges its obligations under this Agreement and agrees to compulsory execution with regard thereto (including any similar procedure taken in any jurisdiction outside Japan). The expenses for the execution of such notarized deed shall be borne by such Borrower or Guarantor.

25.12	Governing Law and Jurisdiction

This Agreement shall be governed by the laws of Japan, and the Tokyo District Court shall be the competent court of non-exclusive agreed jurisdiction over any disputes arising in connection with this Agreement.

25.13	Language

This Agreement shall be prepared in the English language, and the English language version shall be deemed to be the original.

25.14	Consultation

In the event that any matter not set forth in this Agreement or any doubt with respect to the interpretation of this Agreement arises among the parties, each Borrower, each Guarantor and the Lenders shall hold consultations and determine the response thereto.

25.15	Time

All references to time in this Agreement shall mean Tokyo time, unless otherwise expressly set forth in this Agreement.

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

IN WITNESS WHEREOF, one (1) original of this Agreement has been executed, the representatives, or any agent of such representatives, of each Borrower, Arranger and the Lender have signed or affixed their names and seals hereto, and the Lender shall retain such original. Furthermore, each Borrower and the Arranger shall receive a copy hereof from the Lender.

September 30, 2015

Revenue Stamp

Borrower (address, name, and seal):

/seal/
(QAON G.K.)

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

Borrower (address, name, and seal):

/seal/
(Equinix Japan K.K.)

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

Borrower (address, name, and seal):

/seal/
(Equinix (Japan) Enterprises K.K.)

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

Borrower (address, name, and seal):

/seal/
(EJAE2 G.K.)

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

Arranger (address, name, and seal):

/seal/
(The Bank of Tokyo-Mitsubishi UFJ, Ltd.)

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

Lender (address, name, and seal):

/seal/
(The Bank of Tokyo-Mitsubishi UFJ, Ltd.)

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

Schedule 1	(List of Parties)

List of Parties

1.	Borrowers

Corporate Name	QAON G.K.
Address	World Trade Center Bldg., 4-1, Hamamatsucho 2-chome, Minato-ku, Tokyo, Japan
Contact Information	World Trade Center Bldg., 4-1, Hamamatsucho 2-chome, Minato-ku, Tokyo, Japan 105-6133 Hideo TSUJI (Finance Manager) Telephone No.: 03-6402-6970 Facsimile No.: 03-3436-6775

Corporate Name	Equinix Japan K.K.
Address	World Trade Center Bldg., 4-1, Hamamatsucho 2-chome, Minato-ku, Tokyo, Japan
Contact Information	World Trade Center Bldg., 4-1, Hamamatsucho 2-chome, Minato-ku, Tokyo, Japan 105-6133 Hideo TSUJI (Finance Manager) Telephone No.: 03-6402-6970 Facsimile No.: 03-3436-6775

Corporate Name	Equinix (Japan) Enterprises K.K.
Address	World Trade Center Bldg., 4-1, Hamamatsucho 2-chome, Minato-ku, Tokyo, Japan
Contact Information	World Trade Center Bldg., 4-1, Hamamatsucho 2-chome, Minato-ku, Tokyo, Japan 105-6133 Hideo TSUJI (Finance Manager) Telephone No.: 03-6402-6970 Facsimile No.: 03-3436-6775

Corporate Name	EJAE2 G.K.
Address	World Trade Center Bldg., 4-1, Hamamatsucho 2-chome, Minato-ku, Tokyo, Japan
Contact Information	World Trade Center Bldg., 4-1, Hamamatsucho 2-chome, Minato-ku, Tokyo, Japan 105-6133 Hideo TSUJI (Finance Manager) Telephone No.: 03-6402-6970 Facsimile No.: 03-3436-6775

2.	Arranger

Corporate Name	The Bank of Tokyo-Mitsubishi UFJ, Ltd.
Address	4-2, 1-Chome, Toranomon, Minato-ku, Tokyo, Japan
Contact Information	4-2, 1-Chome, Toranomon, Minato-ku, Tokyo 105-0001, Japan • Tomoyuki KURATA (Chief Manager) • Masafumi NAKAYAMA (Manager) Telephone No.: 03-3591-3780 Facsimile No.: 03-3591-3953

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

3.	Lender

Corporate Name	The Bank of Tokyo-Mitsubishi UFJ, Ltd.
Address	4-2,1-Chome, Toranomon, Minato-ku, Tokyo, Japan
Lending Office	Toranomon Branch
Contact Information	4-2, 1-Chome, Toranomon, Minato-ku, Tokyo 105-0001, Japan • Tomoyuki KURATA (Chief Manager) • Masafumi NAKAYAMA (Manager) Telephone No.: 03-3591-3780 Facsimile No.: 03-3591-3953

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

Schedule 2 (List of Hybrid Loan Agreements)

1.	Memorandum of an Agreement to be entered between US Parent and EJKK on or around the First Loan Drawdown Date

2.	Memorandum of an Agreement to be entered between EJKK and EJE on or around the First Loan Drawdown Date

3.	Memorandum of an Agreement to be entered between EPLLC and EJAE2 on or around the First Loan Drawdown Date

4.	Memorandum of an Agreement to be entered between EJE and EJAE2 on or around the First Loan Drawdown Date

5.	Memorandum of an Agreement to be entered between EJAE2 and QAON on or around the First Loan Drawdown Date

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

Exhibit A	(Form of Hybrid Loan Agreement)

MEMORANDUM OF AN AGREEMENT

This Memorandum of an Agreement (“MOA”) is entered into as of (“Effective Date”) by and between the following parties:

Equinix, Inc., a Delaware corporation, with its principal office at One Lagoon Drive, 4th floor, Redwood City, CA 94065 (the “Lender”); and

Equinix Japan K.K., a Japanese corporation, with its principal office at World Trade Center Building 33F, 2-4-1, Hamamatsu-cho, Minato-ku, Tokyo 105-6133 Japan (the “Borrower”).

Whereas:

(A)	The parties are engaged in the business of providing network-neutral data centers and Internet exchange services for global enterprises and network service providers.

(B)	The Lender agrees to provide a cash advance to the Borrower up to the maximum amount of JPY [ ] to fund the working capital requirements and/or its expansion projects from time to time and/or any acquisition it may wish to undertake, whether by shares or assets.

(C)	The Borrower wishes to issues a Promissory Note in respect of the cash advance set out in recital (B) above in accordance with the terms and conditions set out in this MOA.

Now, therefore, the parties hereby agree as follows:

1.	The Lender agrees to provide the cash advance to the Borrower up to the maximum amount set forth in recital (B) above.

2.	The Borrower shall issue a Promissory Note of up to the maximum amount of JPY [ ] to the Lender on the terms set out in Schedule 1 of this MOA in consideration of the Lender’s cash advance to the Borrower.

3.	The parties hereto agree to treat the Promissory Note issued contemporaneously with this MOA as an equity investment by the Lender in the Borrower for all U.S. federal income tax purposes.

4.	The parties hereto agree that this Agreement shall be governed in all respects by the laws of the State of California without regard to its conflict of law provisions. The parties irrevocably agree to the exclusive jurisdiction of the courts of San Francisco, California. If any legal action is brought by either party under, or relating to, this Agreement, the prevailing party will be entitled to an award of its reasonable attorneys’ fees and costs.

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

The parties hereto have caused this MOA to be signed as of the date first above written.

Equinix, Inc.

By:

Name:

Title:

Equinix Japan K.K.

By:

Name:

Title:

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

Schedule 1

PROMISSORY NOTE

Date:

Cash advance amount: [            ] Japanese Yen (“JPY”)

FOR VALUE RECEIVED, the undersigned, Equinix Japan K.K. (the “Borrower”), a Japanese corporation, promises to pay to the order of Equinix, Inc. (the “Lender”), a Delaware corporation, the principal sum of JPY [            ] (the “Amount”).

No interest shall accrue on the Amount and no scheduled amortization of the Amount shall be required. Repayment of the Amount shall be made upon the demand of the Lender made on a date no earlier than ten years after the date hereof, provided that such repayment is contingent on the Borrower having sufficient profits to repay the Amount as determined at the discretion of the Board of Directors of the Borrower (except, in the event of the liquidation of the Borrower, for any distribution of residual assets of the Borrower remaining after satisfaction of all other creditors’ claims). The Borrower may pay at any time, in whole or in part, the Amount in cash or in kind using the Borrower’s ordinary shares, as currently constituted, or any combination of both.

This Note is an unsecured obligation of the Borrower and is subordinated to all other present and future loans of the Borrower obtained or to be obtained from, and all claims arising in tort against the Borrower by, third parties who are not affiliated with the Borrower and whose claims are not similarly subordinated (claims under this Note shall rank pari passu with claims similarly subordinated) and to claims which are now or hereafter expressly stated in the instruments creating such claims to be senior in right of payment to the claims of the class of this claim arising out of any matter occurring prior to the date on which the Borrower makes such payment under the terms of this Note.

For the purpose of giving effect to the subordination, the Lender undertakes in favor of such third party creditors that it will not seek to recover amounts due under this Note in priority to or in competition with the amounts due to such third party creditors.

Without limitation of the foregoing, in the case of any bankruptcy proceeding of the Borrower, any Claims shall be subordinated to all the subordinated bankruptcy claims (retsugoteki hasan saiken) as defined in Article 99, Paragraph 1 of the Bankruptcy Law of Japan (hasan hou) (Law No. 75 of 2004, as amended). Accordingly, the Claims shall be consensually-subordinated bankruptcy claims (yakujyou retsugo hasan saiken) pursuant to Article 99, Paragraph 2 of the Bankruptcy Law of Japan in the case of bankruptcy proceedings, and shall be consensually-subordinated rehabilitation claims (yakujyou retsugo saisei saiken) pursuant to Article 35, Paragraph 4 of the Civil Rehabilitation Law of Japan (minji saisei hou) (Law No. 225 of 1999, as amended) in the case of rehabilitation proceedings. “Claims” shall mean all debts and liabilities of the Borrower to the Lender arising under this Note irrespective of whether such debts and liabilities now exist or hereafter arise.

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

This Note shall be deemed to be made under and shall be construed in accordance with and governed by the laws of the State of California, except that the provisions of the paragraph immediately above with respect to bankruptcy matters involving the Borrower shall be subject to the laws of Japan as set forth in such paragraph.

In the event of any dispute regarding the amount of principal outstanding hereunder, the books and records of the Lender shall be dispositive.

This Note may not be assigned, pledged, or otherwise transferred by the Lender.

The terms of this Note may be changed at any time by agreement in writing of the parties.

Executed as a deed.

Equinix Japan K.K.

By:
Name: Kei Furuta
Title: Representative Director

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

Exhibit B	(Letter of Guarantee)

Letter of Guarantee

Revenue Stamp ¥200

To:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.

From:	[ ]

Date:	[Month, Date, Year]

Dear Sirs,

QAON G.K., etc. – Term Loan Agreement (JPY 47,500,000,000)

dated September 30, 2015

We hereby submit this letter of guarantee (the “Letter of Guarantee”) to you in connection with the Term Loan Agreement (JPY 47,500,000,000) dated September 30, 2015 among QAON G.K., Equinix Japan K.K., Equinix (Japan) Enterprises K.K. and EJAE2 G.K. (collectively, the “Borrowers”) as borrowers, The Bank of Tokyo-Mitsubishi UFJ, Ltd. as arranger, and The Bank of Tokyo-Mitsubishi UFJ, Ltd. as lender (the “Lender”), as amended from time to time (the “Agreement”). Terms defined in the Agreement have the same meaning in this Letter of Guarantee unless given a different meaning in this Letter of Guarantee.

1.	GUARANTEE

1.1	Pursuant to Article [15.1/15.2/15.3] of the Agreement, we shall, jointly and severally with the Borrowers and each other Guarantor, guarantee to the Lender any and all obligations, which are owed, or will be owed in the future, by the Borrowers and each other Guarantor (only to the extent of the Guarantor Obligations) to the Lender under the Agreement.

1.2	We agree to become a Party to the Agreement and be bound by the terms of the Agreement as a Guarantor on and after the date hereof.

2.	REPRESENTAIONS AND WARRANTIES

2.1	Pursuant to Article 17.2 of the Agreement, we represent and warrant to the Lender that each of the matters set forth therein is true and correct with respect the Guarantor as of the date hereof.

3.	NOTICES

3.1	The contact information of the Guarantor set forth in Schedule 1 attached to the Agreement shall be as follows:

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

Corporate Name	[Guarantor]
Address	●
Contact Information	● ● Telephone No.: ● Facsimile No.: ●

4.	GENERAL PROVISIONS

4.1	Governing Law and Jurisdiction

This Letter of Guarantee shall be governed by the laws of Japan, and the Tokyo District Court shall be the competent court of non-exclusive agreed jurisdiction over any disputes arising in connection with this Letter of Guarantee.

4.2	Language

This Letter of Guarantee shall be prepared in the English language, and the English language version shall be deemed to be the original.

4.3	Consultation

In the event that any matter not set forth in this Letter of Guarantee or any doubt with respect to the interpretation of this Letter of Guarantee arises among the parties, the Guarantor may directly or through the Borrowers consult with the Lender.

[Name of Guarantor]

By:

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

Exhibit C	(Loan Application)

Loan Application

To:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.

From:	[ ]

Date:	[Month, Date, Year]

Dear Sirs,

QAON G.K., etc. – Term Loan Agreement (JPY 47,500,000,000)

dated September 30, 2015

We hereby apply for drawdown of a Loan having the content set forth below, pursuant to Article 4.1 of the Term Loan Agreement (JPY 47,500,000,000) dated September 30, 2015 among QAON G.K., Equinix Japan K.K., Equinix (Japan) Enterprises K.K. and EJAE2 G.K. as borrowers, The Bank of Tokyo-Mitsubishi UFJ, Ltd. as arranger, and The Bank of Tokyo-Mitsubishi UFJ, Ltd. as lender, as amended from time to time (the “Agreement”). The capitalized terms used herein shall have the same meanings as defined in the Agreement unless otherwise defined herein.

Preferred Date of Drawdown:	[Month, Date, Year]

Preferred Loan Amount:	[ ] yen

Use of Funds:	[ ]

[(in the case of the First Loan Drawdown)

Number of Shares and Share Acquisition Rights Expected to be Acquired: [ ]

Expected Amount of Funds Needed for Such Acquisition: [ ]]

[Name of Borrower]

By:

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

Exhibit D	(Confirmation Letter)

Confirmation Letter

To:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.

From:	[ ]

Date:	[Month, Date, Year]

Dear Sirs,

QAON G.K., etc. – Term Loan Agreement (JPY 47,500,000,000)

dated September 30, 2015

In reference to the execution of, and the Drawdown of the Loan pursuant to, the Term Loan Agreement (JPY 47,500,000,000) dated September 30, 2015 among QAON G.K., Equinix Japan K.K., Equinix (Japan) Enterprises K.K. and EJAE2 G.K. as borrowers, The Bank of Tokyo-Mitsubishi UFJ, Ltd. as arranger, and The Bank of Tokyo-Mitsubishi UFJ, Ltd. as lender, as amended from time to time (the “Agreement”), we hereby confirm that we have completed all the necessary procedures in accordance with the Laws and Ordinances and our internal rules with respect to [            ]. The capitalized terms used herein shall have the same meanings as defined in the Agreement unless otherwise defined herein.

[Name of Borrower/QAON/Target/Guarantor]

By:

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

Exhibit E	(Certificate on Conditions Precedent for Drawdown)

Certificate on Conditions Precedent for Drawdown

To:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.

From:	[ ]

Date:	[Month, Date, Year]

Dear Sirs,

QAON G.K., etc. – Term Loan Agreement (JPY 47,500,000,000)

dated September 30, 2015

We hereby confirm that all the conditions precedent for the [First/Second/Third] Loan Drawdown stipulated in [Articles 5.1/5.2/5.3] of the Term Loan Agreement (JPY 47,500,000,000) dated September 30, 2015 among QAON G.K., Equinix Japan K.K., Equinix (Japan) Enterprises K.K. and EJAE2 G.K. as borrowers, The Bank of Tokyo-Mitsubishi UFJ, Ltd. as arranger, and The Bank of Tokyo-Mitsubishi UFJ, Ltd. as lender, as amended from time to time (the “Agreement”) have been satisfied as of the date hereof. The capitalized terms used herein shall have the same meanings as defined in the Agreement unless otherwise defined herein.

[Name of Borrower]

By:

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

Exhibit F	(Receipt)

Receipt

Revenue Stamp ¥200

To:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.

From:	[ ]

Date:	[Month, Date, Year]

Dear Sirs,

QAON G.K., etc. – Term Loan Agreement (JPY 47,500,000,000)

dated September 30, 2015 (the “Agreement”)

We hereby confirm that we borrowed the following loans from the Lender, and have duly received the loan money as of today. The capitalized terms used herein shall have the same meanings as defined in the Agreement unless otherwise defined herein.

Description

Total: JPY

[Name of Borrower]

By:

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

Exhibit G	(Report on the Situation of Compliance with the Negative Pledge Provisions and the Provisions for Collection from a Third Party)

Report on the Situation of Compliance with the Negative Pledge Provisions and the Provisions for Collection from a Third Party

To:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.

From:	[ ]

Date:	[Month, Date, Year]

Dear Sirs,

QAON G.K., etc. – Term Loan Agreement (JPY 47,500,000,000)

dated September 30, 2015

In accordance with the provisions of Item (d) of Article 18.1(1) of the Term Loan Agreement (JPY 47,500,000,000) dated September 30, 2015 among QAON G.K., Equinix Japan K.K., Equinix (Japan) Enterprises K.K. and EJAE2 G.K. as borrowers (individually, a “Borrower”), The Bank of Tokyo-Mitsubishi UFJ, Ltd. as arranger, and The Bank of Tokyo-Mitsubishi UFJ, Ltd. as lender (the “Lender”), as amended from time to time (the “Agreement”), we, as a Borrower, hereby report to the Lender on the situation of compliance with each of the matters set forth in Article 18.1(2) and 24.1 of the Agreement during the period commencing on (and including) [the date of the execution of the Agreement/the first day of the relevant fiscal term set forth in 1. below] [Select “the date of the execution of the Agreement” only in the case of the first report] and ending on (and including) the date of submission hereof (hereinafter referred to as the “Reporting Period”), as follows. The capitalized terms used herein shall have the same meanings as defined in the Agreement unless otherwise defined herein.

Description

1.	Relevant Fiscal Term: Fiscal term ending on [Month] [Day], [Year]

2.	Report on the Negative Pledge Provisions in Article 18.1(2) during the Reporting Period:

( )	A.	We have not granted any security (other than those granted pursuant to the Laws and Ordinances or any other security granted pursuant to Items (a) to (d), or (f) of Article 18.1(2)).

( )	B.	We have granted security pursuant to Item (e) of Article 18.1(2) or with written consent of the Lender as stated below.

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

(Millions of yen)

Details of the Obligation (*1)	Amount of the Obligation (*2)	Details of the Assets Granted as Security (*3)	Book Value of the Assets Granted as Security (*4)	Grant of Security pursuant to Item (e) or with Written Consent of Lender

Total		Total

3.	Report on the Provisions for Collection from a Third Party in Article 24.1 during the Reporting Period

( )	Other than the guarantee provided by each Guarantor under the Agreement, we have not consigned any third party (other than a party that is or becomes part of the Equinix Group) to guarantee (including any guarantee by encumbrance of property but not including any continuing guarantee (ne-hosho) or any guarantee by encumbrance of property that is a continuing collateral security (ne-tanpo)) our performance of obligations under the Agreement, nor have we made any third party (other than a party that is or becomes part of the Equinix Group) assume or perform our obligations under the Agreement.

( )	Other than the guarantee provided by each Guarantor under the Agreement, we have consigned a third party (other than a party that is or becomes part of the Equinix Group) to guarantee (including any guarantee by encumbrance of property but not including any continuing guarantee (ne-hosho) or any guarantee by encumbrance of property that is a continuing collateral security (ne-tanpo)) our performance of obligations under the Agreement, or made a third party (other than a party that is or becomes part of the Equinix Group) assume or perform our obligations under the Agreement, with the prior consent in writing from the Lender.

[End of Document]

< Instructions for completing the items>

2.	Situation of Granting of Security during the Reporting Period: Circle either A or B, and if B is applicable, fill in the table below.

*1 and *2:

If the relevant security was granted for a loan or business transaction, state the details of such loan or business transaction.

If there is no such loan or business transaction, fill in the columns “Details of the Assets Granted as Security (*3)” and “Book Value of the Assets Granted as Security (*4)” only.

(Example) *1: Loan on bill (loan on deed, overdraft, etc.) dated [Month] [Day], [Year]; sale and purchase of products dated [Month] [Day], [Year]

*3:	(Example) Real estate, time deposit, shares

*4:	State the book value of the relevant assets granted as security as of the end of the Relevant fiscal term.

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

Exhibit H	(Report on the Situation of Compliance with the Negative Pledge Provisions)

Report on the Situation of Compliance with the Negative Pledge Provisions

To:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.

From:	[ ]

Date:	[Month, Date, Year]

Dear Sirs,

QAON G.K., etc. – Term Loan Agreement (JPY 47,500,000,000)

dated September 30, 2015

In accordance with the provisions of Item (e) of Article 18.2(1) of the Term Loan Agreement (JPY 47,500,000,000) dated September 30, 2015 among QAON G.K., Equinix Japan K.K., Equinix (Japan) Enterprises K.K. and EJAE2 G.K. as borrowers, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as arranger, and The Bank of Tokyo-Mitsubishi UFJ, Ltd. as lender (the “Lender”), as amended from time to time (the “Agreement”), we, as a Guarantor, hereby report to the Lender on the situation of compliance with the matter set forth in Article 18.2(2) of the Agreement during the period commencing on (and including) [the date of the execution of the Agreement/the first day of the relevant fiscal term set forth in 1. below] [Select “the date of the execution of the Agreement” only in the case of the first report] and ending on (and including) the date of submission hereof (hereinafter referred to as the “Reporting Period”), as follows. The capitalized terms used herein shall have the same meanings as defined in the Agreement unless otherwise defined herein.

Description

1.	Relevant Fiscal Term: Fiscal term ending on [Month] [Day], [Year]

2.	Report on the Negative Pledge Provisions in Article 18.2(2) during the Reporting Period:

( )	A.	We have not granted any security (other than those granted pursuant to the Laws and Ordinances or any other security granted pursuant to Items (a) to (d), or (f) of Article 18.2(2)).

( )	B.	We have granted security pursuant to Item (e) of Article 18.2(2) or with written consent of the Lender as stated below.

(Millions of yen)

Details of the Obligation (*1)	Amount of the Obligation (*2)	Details of the Assets Granted as Security (*3)	Book Value of the Assets Granted as Security (*4)	Grant of Security pursuant to Item (e) or with Written Consent of Lender

Total		Total

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015

[End of Document]

< Instructions for completing the items>

2.	Situation of Granting of Security during the Reporting Period: Circle either A or B, and if B is applicable, fill in the table below.

*1 and *2:

If the relevant security was granted for a loan or business transaction, state the details of such loan or business transaction.

If there is no such loan or business transaction, fill in the columns “Details of the Assets Granted as Security (*3)” and “Book Value of the Assets Granted as Security (*4)” only.

(Example) *1: Loan on bill (loan on deed, overdraft, etc.) dated [Month] [Day], [Year]; sale and purchase of products dated [Month] [Day], [Year]

*3:	(Example) Real estate, time deposit, shares

*4:	State the book value of the relevant assets granted as security as of the end of the Relevant fiscal term.

Term Loan Agreement for QAON G.K. etc. dated September 30, 2015